UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Safeway Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation, will be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California, on Wednesday, May 13, 2009, at 1:30 p.m., Pacific time, for the following purposes:

1.	To elect as directors the ten nominees named in the attached Proxy Statement to serve for a term of one year and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009;

3.	To consider and vote upon three stockholder proposals, if properly presented at the Annual Meeting, which are opposed by the Board of Directors; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 16, 2009 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, for at least ten days prior to the Annual Meeting on a reasonably accessible electronic network or, during ordinary business hours, at our corporate offices at the address indicated above.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote over the Internet as well as by telephone or, if you received printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the attached Proxy Statement as well as in the Notice of Internet Availability of Proxy Materials received by most stockholders in the mail. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

Important Notice regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 13, 2009: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 3, 2009 are available free of charge at www.safeway.com/investor_relations.

By Order of the Board of Directors,

ROBERT A. GORDON
Secretary

Pleasanton, California

Dated: March 27, 2009

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is furnished to our stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at our Annual Meeting of Stockholders, to be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California, on Wednesday, May 13, 2009, at 1:30 p.m., Pacific time, and at any adjournments or postponements. For your convenience, we are also pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our Web site at www.safeway.com/investor_relations.

The Notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about March 27, 2009.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), this year we have chosen to furnish proxy materials to our stockholders, including this Proxy Statement and our 2008 Annual Report to Stockholders, by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (the “Notice”) that provides general information about the Annual Meeting, the address of the Web site on which our Proxy Statement and Annual Report are available for review, printing and downloading and instructions on how to submit proxy votes. Stockholders who have elected to receive proxy materials via electronic delivery will receive by e-mail the Proxy Statement, the Annual Report and instructions on how to vote. Certain stockholders who have previously elected to receive proxy materials in hard copy, as well as stockholders who are participants in any of Safeway’s 401(k) plans, will receive a full set of the materials in the mail. For those who wish to receive a paper or e-mail copy of the proxy materials, the Notice contains instructions on how to do so.

Only stockholders of record at the close of business on March 16, 2009 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on that date, there were 427,051,970 shares of our Common Stock issued and outstanding and entitled to vote. Each such issued and outstanding share of Common Stock is entitled to one vote. A majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

Voting

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy by telephone or over the Internet by following the instructions provided in the Notice, or, if you received printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.

Voting by Telephone or Through the Internet.    If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 9 p.m., Pacific time, on May 12, 2009. Please see the Notice for instructions on how to access the telephone and Internet voting systems. If your shares of Common Stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.

Voting by Proxy Card.    If you received printed proxy materials, you can vote by mail pursuant to instructions provided on the proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If you own Common Stock through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

For those stockholders who are participants in any of Safeway’s 401(k) plans, your proxy also serves as a voting instruction to the 401(k) Plan Trustee for the Safeway shares held in the 401(k) plans as of the Record Date, provided that instructions are furnished over the Internet or by telephone by 6 a.m., Pacific time, on May 11, 2009, or that a proxy card is signed, returned and received by 6 a.m., Pacific time, on May 11, 2009.

Votes cast at the Annual Meeting will be tabulated by the inspector of election for the Annual Meeting. Shares represented by any proxies marked with abstentions or represented by any “broker non-votes” (as described in the next paragraph) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Broker non-votes occur when a broker, bank or other nominee holding shares for your account does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from you.

In uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director candidate or proposal must exceed the number of votes cast “against” that candidate or proposal. In accordance with our By-Laws, for purposes of determining the outcome of the election of directors or any proposal, shares represented by proxies reflecting abstentions or broker non-votes will be treated as not present and not entitled to vote with respect to such election or proposal. In light of the foregoing considerations, any abstentions or broker non-votes will not affect the election of any candidate or the approval or rejection of any proposal. With respect to the Annual Meeting this year, the New York Stock Exchange (“NYSE”) has confirmed to us that, under its rules, brokers, banks and other nominees will have discretionary authority to vote on Proposals 1 and 2, but not on Proposals 3, 4 and 5.

Revocation of Proxy

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. All shares represented by each properly submitted and unrevoked proxy will be voted unless the proxy is received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in the Notice and this Proxy Statement will be voted in accordance with your instructions.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by a few of our officers and regular employees who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of our Common Stock. In addition, we have retained Georgeson to assist with the solicitation of proxies for a fee not to exceed $17,000, plus reimbursement for out-of-pocket expenses.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Safeway stockholder or joint holder as of the close of business on March 16, 2009 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants as of the Record Date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of your beneficial ownership as of the Record Date, such as your most recent account statement prior to March 16, 2009, a copy of the Notice or voting instruction card, if any, provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 1:30 p.m., Pacific time. Check-in will begin at 12:30 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business to be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to properly submitted proxies with respect to any such other business in accordance with the best judgment of the persons acting under said proxies.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice or one set of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice or proxy materials to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588, telephone: 925-467-3790. If you want to receive separate copies of the Notice or proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee, or you may contact us at the above address or telephone number.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (the “2008 10-K”) and in our periodic reports on Form 10-Q and Form 8-K.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving our best interests and the best interests of our stockholders. The Guidelines address such matters as director qualification standards, director independence, duties of the Lead Independent Director, size of the Board, selection of new directors, sessions of non-management directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines and the Board’s annual self-evaluation process. A complete copy of the Guidelines is available on our Web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Director Independence

As part of the Guidelines, the Board approved Director Independence Standards to assist in determining each director’s “independence.” Our Director Independence Standards are in addition to, and go beyond, the “independent director” standards established by the NYSE. Our Director Independence Standards are as follows:

(a)	A director will not be deemed independent if he or she has any of the following relationships:

(i) the director is, or has been within the preceding eight years, employed by Safeway;

(ii) the director has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service by the director as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iii) the director holds more than 5% of the equity of an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iv) the director is employed or self-employed (other than as a director) by an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(v) the director has a personal services contract(s) with Safeway, which results in payments of more than $100,000 during the current or preceding calendar year;

(vi) the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway, other than for former service as an interim Chairman or Chief Executive Officer or other executive officer;

(vii) an immediate family member1 of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway for serving as an executive officer of Safeway;

(viii) an immediate family member of the director was employed by Safeway as an executive officer within the preceding eight years;

(ix) (A) the director or an immediate family member is a current partner of a firm that is Safeway’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Safeway’s audit within that time;

[1]	“Immediate family member” means spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone (other than employees) sharing a person’s home.

(x) a present Safeway executive officer is or was within the past three years on the board of directors of a company which employed the Safeway director or an immediate family member of the director as an executive officer at the same time;

(xi) a Safeway director is a current employee, director, partner and/or holder of a greater than 5% equity interest, or an immediate family member is an executive officer, of another company which, during any of the last three fiscal years, received payments from Safeway, or made payments to Safeway, or was indebted to Safeway, or to which Safeway was indebted, and such payments were more than the greater of $1,000,000 or 1% of the other entity’s consolidated annual gross revenues, or the total amount of either company’s indebtedness to the other is greater than $1,000,000 or 1% of the total consolidated assets of such company; or

(xii) a Safeway director serves as an officer, director or trustee of a charitable organization, and

Safeway’s discretionary charitable contributions to the organization, in any of the three preceding fiscal years, were greater than the lesser of $500,000 or 1% of that organization’s total annual charitable receipts.

(b)	For relationships covered by the guidelines in subsection (a) above, compensation received by a director as a director of Safeway (including director and committee fees) and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall not be considered in determining independence. Further, the fact that a director of Safeway also serves as a director of one or more of Safeway’s subsidiaries shall not be considered in determining independence, provided that such director is otherwise independent with regard to such subsidiary or subsidiaries in accordance with the guidelines in subsection (a) above and other applicable rules and regulations.

(c)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsection (a) above. We will specifically explain in our annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of materiality set forth in subsection (a) above.

(d)	References to Safeway in the described standards include any parent or subsidiary in a consolidated group with Safeway.

(e)	References to the director in subsections (ii), (iii), (iv), (v) and (xii) of subsection (a) include immediate family members of the director.

The Board has affirmatively determined that each of the non-employee directors standing for election at the Annual Meeting, Janet E. Grove, Mohan Gyani, Paul Hazen, Frank C. Herringer, Robert I. MacDonnell, Kenneth W. Oder, Rebecca A. Stirn, William Y. Tauscher and Raymond G. Viault, has no material relationship with Safeway and is independent under Safeway’s Director Independence Standards and the “independent director” standards of the NYSE. In its determination of independence, the Board evaluated the facts and circumstances relating to the following transactions:

In 1998, we made a loan to Mr. Tauscher in connection with his purchase of shares of our Common Stock pursuant to the mandatory stock ownership requirement of the 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the “1999 Equity Plan”) then in effect. The principal amount of the loan was $133,070, and the loan accrued interest at a rate of 5.75% per annum. Mr. Tauscher paid off the entire principal amount of this loan, plus accrued interest totaling $98,012.65, on March 24, 2008. In light of the relative insignificant amount of such loan in comparison to the individual net worth of Mr. Tauscher, and the fact that the loan was entered into on arms-length terms at an interest rate commensurate with those prevailing at the time, the Board concluded that this relationship was immaterial and did not impair the independence of Mr. Tauscher. This loan was granted prior to the implementation of the Sarbanes-Oxley Act of 2002, and was thus expressly exempted from the prohibitions of Section 402(a) of the Sarbanes-Oxley Act.

Mr. Gyani is a member of the board of directors of Union BanCal Corporation, which operates through its banking subsidiary, Union Bank of California (of which Mr. Gyani is also a board member). We did business with Union Bank of California in fiscal years 2006, 2007 and 2008. Mr. Gyani is not an employee of either Union BanCal Corporation or Union Bank of California, nor does Mr. Gyani receive any compensation from Union BanCal Corporation or Union Bank of California other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, Union Bank of California during fiscal years 2006, 2007 and 2008 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Mr. Viault is a member of the board of directors of Cadbury, PLC and Newell Rubbermaid Inc., entities with which we did business in fiscal years 2006, 2007 and 2008. Mr. Viault is not an employee of either Cadbury or Newell Rubbermaid, nor does Mr. Viault receive any compensation from Cadbury or Newell Rubbermaid other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, each of Cadbury and Newell Rubbermaid during fiscal years 2006, 2007 and 2008 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

During 2008, Mr. Herringer’s spouse was a member of the board of directors of Wachovia Corporation, an entity with which we did business in fiscal years 2006, 2007 and 2008. Mrs. Herringer was not an employee of Wachovia Corporation, nor did Mrs. Herringer receive any compensation from Wachovia Corporation other than compensation as a director of such entity. The Board reviewed the payments made to, and received from, Wachovia Corporation during fiscal years 2006, 2007 and 2008 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE. Effective as of December 31, 2008, Wachovia Corporation became part of Wells Fargo & Company. Mrs. Herringer is no longer a director of either Wachovia Corporation or Wells Fargo & Company.

Lead Independent Director

The Guidelines provide that our independent directors will annually elect a Lead Independent Director to perform certain functions. The independent directors elected Paul Hazen to serve as the Lead Independent Director for 2009. In addition to the duties all Board members have, the specific responsibilities of the Lead Independent Director include:

•	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;
•	Serving as a liaison between the Chairman and the independent directors;
•	Approving and including information sent to the Board and working to ensure that the directors have information necessary to perform their duties;
•	Approving agendas for meetings of the Board and its committees (if the Lead Independent Director directs that an item(s) be included on the agenda, such item(s) will be included);
•	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
•	Having the authority to call meetings of the independent directors;
•	Recommending to the Chairman the retention of consultants, as necessary, who report directly to the Board;
•	Assisting the Board or the Nominating and Corporate Governance Committee, as appropriate, and our executives in assuring compliance with and implementation of our Corporate Governance Guidelines;
•	Coordinating, developing the agenda for and moderating executive sessions of the Board’s independent directors;

•	Evaluating, along with the members of the Executive Compensation Committee and the Board, the performance of the Chief Executive Officer, and meeting with the CEO to discuss the Board’s evaluation;
•	Recommending to the Chairman of the Nominating and Corporate Governance Committee the membership of the various Board committees, as well as selection of the committees’ chairs;
•	If requested by large stockholders, ensuring that he or she is available for consultation and direct communication; and
•	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees. The Lead Independent Director has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Interested Party Communications with Directors

The Board of Directors has adopted a policy and procedures for receiving communications from interested parties of the Company. Any interested party may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the interested party sending the communication, and, if the interested party is a stockholder, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of our stock, the name of the record owner. The General Counsel will forward correspondence not more suitably directed to management to the Board, the Lead Independent Director, committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, committee or individual director(s) and will make such log available to the Board.

Board Meetings and Committees

The Board of Directors held five meetings in fiscal 2008. Except for Mr. Herringer who, due to a pre-existing commitment when he joined the Board in March 2008, attended 67% of the total number of Board and committee meetings that he was eligible to attend in 2008, each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committees. Each director standing for election is expected to attend our Annual Meeting of Stockholders in person, absent extraordinary circumstances. Nine of the 11 directors who served as Board members during 2008 attended the 2008 Annual Meeting. In 2008, the Board of Directors had the following standing committees: Audit Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; Executive Committee; and Committee on Strategic Initiatives. The Committee on Strategic Initiatives was disbanded effective July 1, 2008. The Board has affirmatively determined that each member of the Audit, Executive Compensation and Nominating and Corporate Governance committees has no material relationship with us and is “independent” under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect. The Audit, Executive Compensation and Nominating and Corporate Governance committees operate pursuant to written charters, available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

The current composition of each Board committee is:

Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Mohan Gyani (Chair)	Raymond G. Viault (Chair)	Paul Hazen (Chair)	Steven A. Burd (Chair)
Janet E. Grove	Paul Hazen	Janet E. Grove	Paul Hazen
Robert I. MacDonnell	Frank C. Herringer	Mohan Gyani	Robert I. MacDonnell
Kenneth W. Oder	Robert I. MacDonnell	Kenneth W. Oder	William Y. Tauscher
Rebecca A. Stirn	Kenneth W. Oder	Raymond G. Viault
Rebecca A. Stirn
William Y. Tauscher

Audit Committee:    The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors engaged by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinions; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis; approving the audit and non-audit services of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with our internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by SEC rules to be included in this Proxy Statement. During fiscal 2008, the Audit Committee held eight meetings.

The Report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Experts:    Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether their Audit Committee has at least one “audit committee financial expert,” as that term is defined in SEC rules. The Board of Directors has determined that each of Mohan Gyani and Robert I. MacDonnell qualifies as an “audit committee financial expert” and that each of them is “independent,” as noted above.

Executive Compensation Committee:    The Executive Compensation Committee reviews and approves our goals and objectives relevant to compensation of our executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for our executive officers that correspond to our goals and objectives. With respect to our Executive Vice Presidents, our Chief Executive Officer assesses the individual performance of each such executive and proposes base salaries for each. The Executive Compensation Committee then sets these salaries. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and makes a recommendation to the Board regarding the Chief Executive Officer’s base salary for the next fiscal year. The Executive Compensation Committee makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. In addition, it approves grants of stock options and other equity awards to our executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”). The Executive Compensation Committee also adopts performance goals with respect to performance-based compensation for our executive officers, including the Chief Executive Officer, and certifies whether performance goals are met before performance-based compensation is paid to our executive officers in accordance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Executive Compensation Committee is also responsible for administering the 1999 Equity Plan and our 2007 Equity and Incentive Award Plan (the “2007 Equity Plan”). The Committee is also responsible for evaluating and recommending to the Board the compensation of our non-employee directors. During fiscal 2008, the Executive Compensation Committee held four meetings.

The Executive Compensation Committee participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and our Annual Report on Form 10-K and also produces a Report of the Executive Compensation Committee for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations. The Executive Compensation Committee performs any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m) of the Code).

The Executive Compensation Committee has retained a compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to act as the Committee’s consultant on executive and director compensation matters. Cook & Co. was retained directly by the Committee and reports directly and exclusively to the Committee. With regard to executive and director compensation, Cook & Co. was engaged to advise the Committee on the reasonableness of our compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our compensation program structure in supporting our business objectives. Cook & Co. did not determine or recommend the specific amounts or forms of compensation for executive officers or directors. Cook & Co. does not provide any consulting services to Safeway or our executive officers or management.

The Executive Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Report of the Executive Compensation Committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee:    The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board of Directors and consider the qualifications of director nominees, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at this Annual Meeting. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and the charters of the Board committees. During fiscal 2008, the Nominating and Corporate Governance Committee held three meetings.

Executive Committee:    The Executive Committee was established in 2004 to provide a forum for regular communication between our Chief Executive Officer and the Board in addition to the regularly scheduled Board meetings. The Executive Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as is more appropriately within the duties of the Audit Committee, the Executive Compensation Committee or the Nominating and Corporate Governance Committee of the Board. During fiscal 2008, the Executive Committee held five meetings.

Committee on Strategic Initiatives:    The Committee on Strategic Initiatives was established in 2005 to provide strategic advice and oversight with respect to new business ventures. During fiscal 2008 and prior to its dissolution on July 1, 2008, the Committee on Strategic Initiatives held two meetings.

Non-Management Executive Sessions:    The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. During fiscal 2008, the non-management directors held three executive sessions. The Lead Independent Director, Paul Hazen, acted as Chairman of each of those sessions.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised entirely of independent directors. Please see the discussion regarding Mr. Tauscher’s previously outstanding loan under “Corporate Governance Principles and Board Matters – Director Independence” earlier in this Proxy Statement.

Consideration of Board Nominees

The Board of Directors has adopted a process for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee may consider candidates recommended by professional search firms, board members, stockholders or other sources. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been, for a period of at least six months, the beneficial owner of more than 1% of our outstanding Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a member of the Nominating and Corporate Governance Committee. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee will preliminarily review each potential candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, and the candidate’s independence, as set forth in our Director Independence Standards and the “independent director” standards of the NYSE. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly held company, experience in corporate governance, expertise in a specific area of our operations and existing commitments to other businesses, as well as any other criteria deemed relevant by the Board. If the Nominating and Corporate Governance Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will conduct an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any nominations from stockholders should include the nominee’s name and qualifications for Board membership, as well as the additional information specified by our By-Laws, and should be addressed to our Corporate Secretary. Any stockholder who wishes to recommend a candidate for nomination to the Board who would be considered for election at our 2010 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals satisfying the requirements of SEC Rule 14a-8 are due. (See “Stockholder Proposals for 2010 Proxy Statement” later in this Proxy Statement.)

Majority Vote Standard and Director Resignation Policy

In 2006, our Board of Directors approved an amendment to our By-Laws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. This means each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

In addition, the amendment to our By-Laws incorporated the substance of the director resignation policy the Board had adopted in 2005 as part of our Corporate Governance Guidelines. As so incorporated, the By-Laws provide that following any uncontested election, any incumbent director who did not receive a majority of the votes cast must tender his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (Under Delaware corporation law, any such incumbent director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified.) Within 60 days after certification of the stockholder vote, the Nominating and Corporate Governance Committee must recommend to the Board the action to be taken with respect to the offer of resignation. The Board must act on the Committee’s recommendation within 90 days after certification of the stockholder vote. The Board must, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting a resignation offer, by filing with the SEC a Current Report on Form 8-K. If the Board were to accept all tendered resignations, resulting in the Company having fewer than three directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days, provided it concludes an extension would be in our best interests.

Any director who tenders his or her resignation pursuant to these By-Law provisions cannot participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee receives a majority of “against” votes at the same stockholder meeting, the Board must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board. If no independent directors receive a majority of the votes cast, the Board will act on the resignation offers, provided no director who has received a majority of “against” votes can participate in or vote on the decision whether to accept or reject such director’s resignation offer.

Policy Regarding Stockholder Rights Plans

In 2004, our Board of Directors adopted a policy stating that we would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law and with the concurrence of a majority of the independent members of the Board, determines such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by the stockholders within one year of adoption. The policy is contained in our Corporate Governance Guidelines, available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790. In March 2008, our Board adopted an amendment to our By-Laws providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan or any rights or options provided thereunder shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law amendment will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment. The foregoing provision is not applicable to any stockholder rights plan ratified by our stockholders. We do not currently have a stockholder rights plan in place.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) and employees to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. Our Code of Business Conduct and Ethics is available on our Web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

Our Board of Directors has adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate any stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in our Corporate Governance Guidelines, available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

TRANSACTIONS WITH RELATED PERSONS

Please see the discussion regarding Mr. Tauscher’s previously outstanding loan under “Corporate Governance Principles and Board Matters – Director Independence” earlier in this Proxy Statement. Our Board of Directors adopted the policy and procedures for the review, approval or ratification of “Related Party Transactions” described below in 2007, and, as a result, the previously outstanding loan to Mr. Tauscher was not reviewed, approved or ratified pursuant to such policy and procedures.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

In 2007, our Board of Directors adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions.” For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•	Any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

Any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction, and either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee, subject to ratification of the transaction by the Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul the transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party. The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

•

to an executive officer or director of the Company if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934; or

•

to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement, and such compensation has been approved, or recommended to our Board of Directors for approval, by the Executive Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

•	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;
•

from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

•	from both such positions and ownership described above; or
•

from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•

Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of equity securities will receive the same benefit on a pro rata basis.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of March 16, 2009 by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our executive officers and directors as a group, and (iv) each person believed by us to own beneficially more than 5% of our outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Steven A. Burd(2)(3)(4)	5,232,224	1.2%
Janet E. Grove(2)	25,000	*
Mohan Gyani(2)	45,000	*
Paul Hazen(2)	291,980	*
Frank C. Herringer(2)	11,666	*
Robert I. MacDonnell(2)(5)	1,360,504	*
Douglas J. Mackenzie(2)(6)	176,022	*
Kenneth W. Oder(2)	6,666	*
Rebecca A. Stirn(2)	13,457	*
William Y. Tauscher(2)	221,167	*
Raymond G. Viault(2)	29,700	*
Robert L. Edwards(2)(3)	1,002,086	*
Bruce L. Everette(2)(3)	859,867	*
Robert A. Gordon(2)	580,359	*
Larree M. Renda(2)(3)	994,459	*
All executive officers and directors as a group (24 persons)(2)(3)	12,746,506	2.9%
AXA Financial, Inc.(7) 1290 Avenue of the Americas, New York, NY 10104	35,932,407	8.4%
FMR LLC(8) 82 Devonshire Street, Boston, MA 02109	32,326,183	7.5%
JPMorgan Chase & Co.(9) 270 Park Avenue, New York, NY 10017	25,722,563	6.0%
Brandes Investment Partners, LP(10) 11988 El Camino Real, Suite 500, San Diego, CA 92130	21,547,140	5.0%

*	Less than 1%
(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire as of May 15, 2009 (60 days after March 16, 2009). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, stock units (into which directors’ fees are deferred under the Deferred Compensation Plan for Safeway Non-Employee Directors) are not included in directors’ beneficial ownership of our Common Stock. (For a discussion of directors’ stock units, see “Executive Compensation – Director Compensation” later in this Proxy Statement.) The address of each of the directors and executive officers included in this table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229.
(2)

Includes shares issuable upon the exercise of stock options that are exercisable as of May 15, 2009, as follows: Mr. Burd, 4,040,733; each of Messrs. Gyani, Mackenzie and Viault and Ms. Grove, 20,000; each of

Messrs. Hazen and MacDonnell and Ms. Stirn, 10,000; each of Messrs. Herringer and Oder, 6,666; Mr. Tauscher, 216,700; Mr. Edwards, 938,769; Mr. Everette, 756,379; Mr. Gordon, 542,404; Ms. Renda, 883,979; and all executive officers and directors as a group, 9,219,689.

(3)	In addition to the shares of Safeway Common Stock reflected in the table above, certain of our executive officers hold shares of restricted Common Stock of Blackhawk Network Holdings, Inc., one of our subsidiaries, as follows: Mr. Burd, 200,000; Messrs. Edwards and Everette and Ms. Renda, 167,000; and all executive officers and directors as a group, 701,000. None of these individuals, nor all executive officers and directors as a group, holds more than 1% of the outstanding Common Stock of Blackhawk Network Holdings, Inc.
(4)	200,000 shares are subject to a pledge agreement with Mr. Burd’s broker.
(5)	Does not include 517,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children, with respect to which Mr. MacDonnell disclaims any beneficial ownership.
(6)	Includes 6,300 shares held in three Charitable Remainder Trusts. Also includes 29,100 shares held collectively by Radar Partners, L.P. and Radar Management LLC, which are attributable to Mr. Mackenzie’s ownership interests in those entities. Mr. Mackenzie, a current Safeway director, has decided not to stand for reelection at the Annual Meeting.
(7)	According to the Schedule 13G filed with the SEC on February 13, 2009 jointly on behalf of AXA Financial, Inc.; two French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, as a group referred to as the Mutuelles AXA; AXA; and their subsidiaries (collectively, the “AXA Group”). At December 31, 2008, the AXA Group was the beneficial owner of 35,932,407 shares of Safeway Common Stock. The subsidiaries of AXA Financial, Inc. were deemed to have voting and dispositive power of the shares as follows: AllianceBernstein, an investment adviser, sole voting power over 26,526,222 of the shares and sole dispositive power over 34,443,880 of the shares; and AXA Equitable Life Insurance, an insurance company and investment adviser, sole voting power over 17,147 of the shares and sole dispositive power over 417,130 of the shares. AXA Investment Managers Paris had sole voting and dispositive power over 8,572 of the shares. AXA Konzern AG had sole voting and dispositive power over 40,100 of the shares. AXA Rosenberg Investment Management LLC had sole voting power over 633,039 of the shares and sole dispositive power over 1,022,720 of the shares. Under that filing, each of the Mutuelles AXA, as a group, and AXA declared that the filing was not an admission of beneficial ownership of any securities covered by that Schedule 13G.
(8)	All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC and Edward C. Johnson 3d. At December 31, 2008, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 32,060,860 of such shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940, (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 896 of such shares in its capacity as an investment adviser to individuals, (iii) Pyramis Global Advisors Trust Company, a bank that is an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 259,327 of such shares as a result of its serving as investment manager of institutional accounts, and (iv) FIL Limited was the beneficial owner of 5,100 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR LLC and Edward C. Johnson 3d each has sole dispositive power over all 32,326,183 of the shares and sole voting power over 265,833 of such shares.
(9)	All information regarding JPMorgan Chase & Co. is based on the Schedule 13G filed with the SEC on January 27, 2009 by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Investment Advisors Inc. and JPMorgan Asset Management (UK) Ltd. At December 31, 2008, JPMorgan Chase Co. had sole voting power over 19,641,015 shares, shared voting power with respect to 1,313,300 shares, sole dispositive power over 24,138,490 shares and shared dispositive power with respect to 1,569,968 shares.
(10)

All information regarding Brandes Investment Partners, L.P. and its affiliates is based on the Schedule 13G filed with the SEC on February 12, 2009 by Brandes Investment Partners, L.P., an investment adviser and

Delaware limited partnership, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively “Brandes”). At December 31, 2008, Brandes Investment Partners, L.P. was the beneficial owner of, and Brandes was deemed the beneficial owner of, 21,547,140 shares of Common Stock with shared voting power over 17,470,890 of the shares, sole voting power over none of the shares and shared dispositive power over all 21,547,140 of the shares. Under that filing, each of Brandes Investment Partners, Inc., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaimed direct ownership of the shares, except for an amount equal to substantially less than 1% of those shares, and Brandes Worldwide Holdings, L.P. disclaimed any direct ownership of those shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and holders of more than 10% of our equity securities to file reports of ownership and changes in ownership of our securities (Forms 3, 4 and 5) with the SEC. To the best of our knowledge, based solely on a review of the Section 16(a) reports and written statements from executive officers and directors, for fiscal 2008, all required reports of executive officers and directors were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

General

There are ten nominees for election to our Board of Directors this year. Douglas J. Mackenzie, a current Safeway Board member, has decided not to stand for reelection at the Annual Meeting. All of the nominees have served as directors since the last annual meeting and have been nominated for reelection by the Nominating and Corporate Governance Committee.

Proxies may be voted for no more than ten directors. Each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Each director so elected will serve on the Board of Directors until our next annual meeting of stockholders and until his or her successor has been elected and qualified. Any incumbent director who is not so elected will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified. However, any such director will be required to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.)

The Board has determined that each of our current directors standing for reelection, except our Chairman of the Board and CEO, has no material relationship with Safeway and is independent under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect.

The shares represented by proxies, whether provided by telephone, through the Internet or by proxy card, will be voted for the election of the ten nominees named below unless the proxies direct otherwise. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors such person’s age (as of the Record Date), principal occupation, employment and business experience during the past five years and the period during which such person has served as a Safeway director. There are no family relationships among our executive officers and directors.

Our Board recommends a vote “FOR” the election to the Board of each of the following nominees:

STEVEN A. BURD, age 59, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. Mr. Burd is also a director of Kohl’s Corporation.

JANET E. GROVE, age 58, has been a member of the Board of Directors since October 21, 2004. Ms. Grove was named a Corporate Vice Chair of Macy’s Department Stores, Inc. in February 2003. She has served as Chair of Macy’s Merchandising Group, a division of Macy’s Department Stores, Inc., since 1998 and as Chief Executive Officer since 1999. Prior to her current position, Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear.

MOHAN GYANI, age 57, has been a member of the Board of Directors since October 21, 2004. Mr. Gyani has been Vice Chairman of Roamware, Inc. since January 2006, and he was Chairman and Chief Executive Officer of Roamware from May 2005 through December 2005. He served as the President and Chief Executive Officer of AT&T Wireless Mobility Services from 2000 until his retirement from that company in 2003. He was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless through December 2004. From

1995 through 1999, he was the Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a director of Keynote Systems, Inc., Mobile TeleSystems OJSC, SIRF Technology Holdings and UnionBanCal Corporation.

PAUL HAZEN, age 67, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen retired from Wells Fargo & Co. in April 2001 after serving as Chairman since November 1998. He was Chairman and Chief Executive Officer of Wells Fargo & Co. from January 1995 to November 1998. Mr. Hazen is Chairman and a director of KKR Financial Corp. and a director of Xstrata (Schweiz) AG, listed on the London stock exchange.

FRANK C. HERRINGER, age 66, has been a member of the Board of Directors since March 6, 2008. Mr. Herringer has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. Mr. Herringer is also a director of Amgen Inc., a biotechnology company, and The Charles Schwab Corporation.

ROBERT I. MACDONNELL, age 71, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is retired from Kohlberg Kravis Roberts & Co., where he was a partner from 1982 to 2002. He is also a director of Xstrata (Schweiz) AG, listed on the London stock exchange.

KENNETH W. ODER, age 61, has been a member of the Board of Directors since March 6, 2008. Mr. Oder has been engaged in investment and philanthropic pursuits since leaving Safeway in September 2000. From 1993 to September 2000, Mr. Oder served as Safeway’s Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs. Prior to that, he was a partner at the law firm Latham & Watkins LLP.

REBECCA A. STIRN, age 56, has been a member of the Board of Directors since May 11, 1999. Since October 2004, she has served as a director, President and Chief Financial Officer of Aesthetic Sciences Corporation, a company developing innovative medical device products. From 1999 to 2005, she served as a business consultant. From January 1996 until September 1999, she was Vice President, Sales and Marketing of North America and Vice President of Global Marketing of Collagen Aesthetics, Inc. (formerly Collagen Corporation), which developed, manufactured and sold biomedical products.

WILLIAM Y. TAUSCHER, age 59, has been a member of the Board of Directors since May 12, 1998. He is the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, security and real estate. He also is the Chairman and Chief Executive Officer of Vertical Communications, Inc., a communications technology company. He was Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999.

RAYMOND G. VIAULT, age 64, has been a member of the Board of Directors since December 15, 2004. He was Vice Chairman of General Mills Inc. from 1996 to 2004, when he retired. Before joining General Mills, Mr. Viault had a 20-year career with Kraft General Foods, serving in a variety of senior marketing and general management positions, including president of Kraft Jacobs Suchard and president of Maxwell House Coffee Co. He is also a director of Cadbury, PLC, Newell Rubbermaid Inc. and VF Corporation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Objectives and Philosophy

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. In support of these principal objectives, our compensation programs are designed to:

•	Provide our executives with base salaries, retirement and other benefits and perquisites that are competitive with those provided by other companies with whom we compete for executive talent;
•	Pay annual bonuses that reward our executives for the attainment of our annual financial, operational and strategic goals;
•

Grant our executives equity-based compensation that will motivate them to improve our long-term performance and, specifically, to increase the market value of our stock price over time, in addition to helping retain those executives; and

•	Motivate our executives to improve their individual performances.

In comparison to similar companies, we believe our compensation programs place greater emphasis on the achievement of Company-wide goals, rather than on the achievement of individual goals. We also believe that, in compensating our executives, we place greater emphasis than other companies on the objective of increasing the market value of our stock. We believe both of these points of difference help align the interests of our executives with those of our stockholders, promote the objective of compensating our executives for Company-wide performance and advance our objective of increasing stockholder returns.

Our principal compensation policies are:

•	To provide base salaries in the aggregate that are slightly below the median of our peer group (described below);
•	To set target total cash compensation (salary plus bonus) at levels at, or slightly below, the peer group median;
•	To pay performance-based compensation and long-term equity compensation in excess of the peer group median when we outperform others in the industry or other appropriate measurement groups; and
•

To place at risk, meaning subject to fluctuation based on our financial performance, a significant portion of each executive’s target total direct compensation (salary plus bonus plus long-term equity compensation). The at-risk components of target total direct compensation are bonus and long-term equity compensation. In general, the at-risk portion of target total direct compensation is progressively greater for more highly-compensated positions. The at-risk portions of 2008 target total direct compensation for the named executive officers were as follows:

Named Executive Officer	2008 At-Risk Portion of Target Total Direct Compensation
Steven A. Burd	87%
Robert L. Edwards	81%
Larree M. Renda	81%
Bruce L. Everette	81%
Robert A. Gordon	72%

Peer Group

To determine competitive compensation practices, we collect data about the compensation practices at our peer group companies. The peer group, which is subject to change from time to time based upon industry conditions and availability of data, currently consists of 20 companies, including major grocery retailers, other major retailers and other companies in the food and consumer products industries. Our current peer group is:

Best Buy Co., Inc.	The Home Depot, Inc.	McDonald’s Corporation
Colgate-Palmolive Company	J.C. Penney Company, Inc.	Office Depot, Inc.
Costco Wholesale Corporation	Kohl’s Corporation	Staples, Inc.
CVS Caremark Corporation	The Kroger Co.	SuperValu Inc.
Fortune Brands, Inc.	Limited Brands, Inc.	Target Corporation
The Gap, Inc.	Lowe’s Companies, Inc.	Walgreen Co.
General Mills, Inc.	Macy’s, Inc.

All of these companies, in both the grocery industry and the non-grocery industries, were selected for the peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. The selected companies generally have annual sales in excess of $10 billion and a market capitalization of more than $3.5 billion. Peer group data is collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we use the median of the peer group comparable position as our competitive benchmark.

Elements of Compensation

The major elements of compensation for our executive officers are:

•	Base salary;
•	Annual bonus;
•	Equity awards, and
•	Retirement benefits.

We also provide certain other benefits and perquisites to our executive officers, at levels we believe to be moderate (as detailed below).

We believe each of these elements forms an integral part of the overall compensation program and, taken together, these elements serve to achieve our compensation objectives, as follows:

Element	Purpose	Characteristics
Base Salaries

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; subject to modification for individual performance; not based on Company performance

Annual Bonuses	Reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price	Opportunities based on the officer’s base salary and competitive levels of total cash compensation; actual earned awards based on achievement against specified targets

Element	Purpose	Characteristics
Equity Awards	Reward for long-term performance and increases in our stock price; incentive for our executives to increase our market value; retention through service-based vesting

Annual grants of stock options under long-term incentive program with grant values based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years; actual pay delivery based on stock price appreciation

Retirement Benefits

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based

Perquisites	Reflect Company security, efficiency or competitive compensation to our executive officers	Based on competitive levels; not performance-based

Other Benefits

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based

We believe it is important to set base salaries, retirement benefits and other benefits and perquisites at competitive levels so we are able to attract and retain excellent managers. We also believe bonus levels must be set at competitive levels, but the objective of our bonus programs is to reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price. The bonus programs and annual salary increases reward short-term performance and help retain our executive officers. Equity awards, particularly stock options, reward long-term performance and, specifically, increases in our stock price. We use stock options with service-based vesting to serve the retention objective of our compensation program. In this way, the various elements of our compensation program fit together to achieve the objectives described above.

Other Items of Note

•	We currently do not have employment agreements with any executive officers;
•	We currently do not provide contractual change in control or severance benefits to any executive officer;
•

We have a policy that we will not enter into any severance agreement with an executive officer that provides severance benefits in excess of 2.99 times that executive’s most recent salary plus bonus, without stockholder approval;

•	We have a policy for recouping bonuses paid to executive officers under certain circumstances; and
•	We have officer and director equity ownership guidelines that we expect our officers and directors to meet within five years of accepting a covered position.

How Compensation is Determined

Base Salaries

The executives we want to attract and retain expect to be paid a base salary that is comparable to the base salaries being paid by companies with which we compete for executive talent. For this reason, the base salaries for executive officers, including our Chairman, President and Chief Executive Officer (“CEO”), are based on competitive salary levels and are subject to modification for individual performance.

Base salaries are evaluated annually for all executive officers. Together with competitive data, individual factors are also considered, in a subjective manner, in setting base salaries, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Consideration of these individual factors encourages our executives to improve their individual performances.

The base salary of Steve Burd, our CEO, is determined annually by our Board of Directors. Early in each fiscal year, Mr. Burd proposes written objectives to the Executive Compensation Committee of our Board of Directors against which his performance in the fiscal year should be measured. The Committee reviews this proposal and then recommends written objectives for Mr. Burd for the fiscal year for approval by our Board of Directors. At the end of each fiscal year, our Lead Independent Director (currently, Paul Hazen) collects information regarding Mr. Burd’s performance and discusses relevant issues and matters with him. The Lead Independent Director then reports his findings and discussions to the Executive Compensation Committee, which reviews Mr. Burd’s salary each year. The Committee periodically obtains information regarding the compensation of the chief executive officers of our peer group companies. The Committee then meets, without Mr. Burd present, and makes a recommendation to the Board regarding Mr. Burd’s base salary for the next fiscal year. The Board subsequently meets in executive session, without Mr. Burd present, and conducts a formal performance review of Mr. Burd and sets his base salary for the next fiscal year.

With respect to our Executive Vice Presidents, the Committee obtains compensation data concerning comparable positions at our peer group companies, which it reviews with Mr. Burd. Mr. Burd assesses the individual performance of each executive and proposes the base salaries for each of the Executive Vice Presidents. The Committee then sets these salaries. The procedure is similar for our other executive officers. As in its other work, the Committee is assisted by its independent compensation consultant.

As CEO, Mr. Burd’s duties and responsibilities are unique compared to those of the other named executive officers. These responsibilities include overall responsibility for the strategic direction, management and operation of the Company. As a result, Mr. Burd’s base salary, bonus and equity compensation are materially greater than those of the other named executive officers.

In light of current economic conditions, management determined in early 2009 that annual merit salary increases for all employees, including executive officers, would be deferred for consideration until later in 2009.

Bonuses

The primary purpose of our bonus programs is to motivate our executives to meet or exceed Company-wide performance goals, particularly on a short-term basis, which is intended to increase our market value. We believe bonus programs at certain levels are necessary for competitive purposes to attract and retain desirable executives, and the fact that executives generally must be employed by us at the end of the fiscal year in order to be eligible for a bonus assists in retention.

We have two bonus plans: an operating performance bonus plan and a capital performance bonus plan. All executive officers participate in the operating bonus plan. Only those executive officers who participate in capital investment decisions participate in the capital bonus plan. The executive officers currently participating in the capital bonus plan include the CEO, the four Executive Vice Presidents, the Senior Vice President of Real Estate and Engineering and the Senior Vice President of Supply Operations. Bonuses are paid in early March, after the results of the prior fiscal year have been certified by the Committee.

Operating Bonus Plan

Under the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Operating Bonus Plan”), the Committee sets an operating performance threshold for a fiscal year at the beginning of that fiscal year. If that threshold is not met, no bonuses are paid under the Operating Bonus Plan. If that threshold is met, each participating executive officer is eligible to receive his or her maximum bonus amount (as described below), and the Committee examines the extent to which the threshold has been exceeded, considers other performance criteria for the fiscal year, particularly operating profit and identical-store sales growth, and determines the amount of the bonuses to be paid under the Operating Bonus Plan. The Operating Bonus Plan is intended to encourage our executive officers to meet or exceed our annual operational goals.

We undertake an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for operating performance for the following fiscal year. The specific elements of our operating performance that can be relevant to compensation determinations generally, as set forth in the Operating Bonus Plan, are identical-store sales growth, operating profit and improvement in working capital. Each year, the Committee sets an operating performance threshold based upon target level performance of one or more of the above factors. If the operating performance threshold is met, the Committee determines the amount of any operating bonuses to be paid, in terms of a percentage of the maximum bonus amount allowed (which can include 0%). The target level for Company operating performance generally produces an Operating Bonus Plan payment of 50% of the maximum bonus amount allowed. In determining the amount of bonus payment for each executive officer, the Committee generally considers major performance objectives for the Company, such as identical-store sales growth and operating profit or earnings per share, because these factors are far more indicative of overall Company performance than improvement in working capital.

Upon hire or promotion (and subject to adjustment periodically), each executive officer is assigned a percentage of base salary that represents such officer’s maximum bonus payment under the Operating Bonus Plan. For example, for our 2008 fiscal year, the CEO was eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 170% of his annual base salary. Thus, if the Committee determined to pay 100% of the maximum bonus under the Operating Bonus Plan award for that fiscal year, the CEO would be paid a bonus equal to 170% of his annual base salary (subject to a maximum bonus of $3 million); if the Committee determined to pay 50%, the CEO would be paid a bonus equal to 85% of his annual base salary. For other executive officers, the percentage of annual base salary is smaller. These percentages are established based on a review of competitive compensation levels and may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, in establishing these percentages. We do not set individual performance targets for our executive officers under our bonus plans. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the Company performance criteria.

With respect to our 2008 fiscal year, operating profit was selected as the operating performance threshold under the Operating Bonus Plan and was set at $1,530 million (subject to adjustments for unusual items). Based on our actual results for our 2008 fiscal year, which reflected operating profit of $1,853 million, our performance exceeded the threshold of operating profit performance under the Operating Bonus Plan. The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for operating profit of $1,980 million and identical-store sales growth of 2.0% (excluding fuel). Because operating profit was $1,853 million, below the target amount of $1,980 million, and because identical-store sales growth was 0.8% (excluding fuel), below the target amount of 2.0%, the Committee determined the CEO and each of the other named executive officers would be paid 10% of the maximum bonus under the Operating Bonus Plan.

Capital Bonus Plan

Because the successful investment of capital is an important part of our business, we have a second bonus plan for measuring performance in this area. The executive officers who are responsible for making capital investment decisions, including the CEO, are eligible for capital performance-based bonus awards under The Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc. (the “Capital Bonus Plan”). This bonus compensation is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Under the Capital Bonus Plan, in addition to one or more objectively determinable performance goals, the Committee establishes targeted rates of return early in the fiscal year with respect to projects that will be reaching the first or third anniversaries of their completion dates during such fiscal year. These targeted rates of return will generally represent the expected internal rate of return at the time the capital project is approved by the Company. The threshold under the Capital Bonus Plan will represent a lesser rate of return, and the maximum will represent a greater rate of return. With respect to first- and third-year projects, if both the performance goal(s) and the capital performance threshold are met for the year of measurement, the CEO and other participating executive officers will be eligible to receive a bonus. Because capital investment is a significant part of our business, the Capital Bonus Plan is intended to encourage our executive officers to make prudent capital investment decisions that produce superior returns.

As described above with respect to the Operating Bonus Plan, each participating executive officer has a bonus potential under the Capital Bonus Plan that is expressed as a percentage of that officer’s annual base salary. This percentage is established at a level intended to emphasize the importance of successful returns on capital spending to the Company. For example, in the case of the named executive officers who participate in the Capital Bonus Plan, the maximum bonus payable to each such officer under the Capital Bonus Plan is 30% of such officer’s annual base salary (subject to a maximum of $500,000 in the case of the CEO and $350,000 in the case of the other named executive officers). These percentages are established based on a review of competitive compensation levels, as may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company. If the performance goal(s) or the return on invested capital performance threshold for a performance period is not met, no bonuses are paid under the Capital Bonus Plan for that period. If both the performance goal(s) and the return on invested capital performance threshold for a performance period are met under the Capital Bonus Plan, then the Committee examines the extent to which the performance threshold has been exceeded and determines the percentage of the maximum bonus that is payable to the eligible executive officers for that fiscal year based on a pre-established formula. The payout percentage under the Capital Bonus Plan is generally the result of a mathematical straight-line calculation. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the formula.

With respect to our 2008 fiscal year, operating profit was selected as the objectively determinable performance goal under the Capital Bonus Plan and was set at $500 million (subject to adjustments for unusual items). The threshold for return on invested capital performance was set at 20.7% as the weighted-average return on assets for first-year projects, and 31.8% as the weighted-average return on assets for third-year projects. The target performance (i.e., for payment of 50% of the maximum bonus) was set at 22.3% as the weighted-average return on assets for first-year projects, and 34.7% as the weighted-average return on assets for third-year projects. Based on the results measured for our 2008 fiscal year, which reflected operating profit of $1,853 million, weighted-average returns on assets of 23.2% on first-year projects and 36.8% on third-year projects, the Committee determined that the CEO and other participating executive officers would be paid a capital performance-based bonus for our 2008 fiscal year with respect to measured first- and third-year projects in an amount equal to 82.3% of the maximum allowable bonus.

With regard to bonuses under the Operating Bonus Plan and the Capital Bonus Plan for 2008, the Committee did not require that actual results exceed targeted amounts by any identified percentage in order for the named executive officers to receive such bonuses.

We believe the target total cash compensation (base salary plus “target” bonus) for our executive officers averages below the median of our peer group.

Equity

We have historically granted to our executive officers two forms of equity compensation: (1) stock options; and (2) occasionally, restricted stock. We also have granted to certain of our executive officers restricted stock awards with respect to the stock of our subsidiary, Blackhawk Network Holdings, Inc. (“Blackhawk”).

Stock Options

Like many companies, we have a long-term incentive program (“LTIP”). Generally, the purpose of our LTIP is to encourage our executives to improve the Company’s long-term value, while also serving as a method for retaining our executives. Our LTIP involves annual grants of stock options to our executive officers. Compared to other LTIP programs that may involve a mix of cash and equity vehicles, we believe our stock-option-based LTIP most effectively focuses long-term performance on the objective of share price appreciation and aligns the interest of management with that of our stockholders.

Under the LTIP, the Committee makes annual grants of stock options to all executive officers based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years. The Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median peer group level and the binomial value of Company options, and taking into account recent Company performance. The Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company. We believe that our total direct compensation to executives in 2008 (total cash plus the expected value of these equity awards) was above the median of the peer group, reflecting the fact that we generally outperformed our peer group in recent years.

All of our stock option grants to our executive officers since 2003 have vested at the rate of 20% per year over five years. From 2003 through 2008, stock options were granted with a term of six years. Our options are granted with a per share exercise price equal to the closing price of our stock on the grant date, as determined under our equity plan (currently the 2007 Equity Plan). We believe stock options provide an incentive for our executives to increase the Company’s market value, as represented by our stock price.

A table elsewhere in this Proxy Statement shows the stock option grants made to the named executive officers in the 2008 fiscal year.

Restricted Stock

We have made restricted stock awards in the past only on certain occasions. These occasions were to attract certain new executive officers and to retain certain executive officers integral to our success at times when our existing compensation programs were insufficient to ensure retention. (Restricted stock in our Blackhawk subsidiary, described below, was awarded for the reasons described in the next section.) The Committee currently anticipates future awards of restricted stock will be made, as necessary and appropriate, for similar reasons. No awards of our restricted stock were made to any executive officer during the 2008 fiscal year.

Restricted Stock of Blackhawk

Blackhawk is engaged in businesses related to, but different from, our food retail business. Blackhawk’s businesses include electronic gift cards, other prepaid electronic cards (telecom, attractions, sports) and other products and services. Our Board of Directors believes Blackhawk is a high-growth business that, because of our ownership interest, could produce significant value to the Company and our stockholders.

In an effort to encourage the growth of Blackhawk for the benefit of the Company and our stockholders, and to retain executives viewed as important to our success, in 2006, the Committee approved a restricted stock program at Blackhawk. Restricted shares of Blackhawk Common Stock were awarded to key Blackhawk executives. In addition, restricted shares of Blackhawk Common Stock were awarded to our executives whom the Committee believes are particularly responsible for the continued and future growth of Blackhawk. No awards of Blackhawk’s restricted stock were made to any of our executive officers in 2008. Safeway Inc. continues to own in excess of 95% of the shares of Blackhawk.

Retirement Plans

As noted above, we provide retirement benefits to our executive officers so our compensation package can be competitive with those retirement benefits provided by similar companies. Retirement benefits provide some degree of financial stability and certainty for our executives, helping to attract and retain desirable executives.

Retirement, or pension, benefits are provided to our executive officers under the Employee Retirement Plan, a tax-qualified defined benefit pension plan, and the Retirement Restoration Plans, non-qualified and unfunded defined benefit plans (collectively, the “Retirement Plans”). The Retirement Restoration Plans provide benefits to certain employees, including executive officers, that cannot be paid under the qualified Employee Retirement Plan due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plans also recognize all compensation deferred under our deferred compensation plans for purposes of determining such benefits.

In 2005, our Board approved the terms of a Supplemental Retirement Benefit Agreement (the “Supplemental Retirement Agreement”) for Mr. Burd. The Committee previously approved and recommended the Supplemental Retirement Agreement. In making its recommendation, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s total retirement benefit under the Retirement Plans was below the level of retirement benefits provided to chief executive officers of the companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other executives, the Committee approved the Supplemental Retirement Agreement, which placed Mr. Burd approximately at the median of the executives examined.

For more detailed discussions of the Retirement Plans and the Supplemental Retirement Agreement, please see “Executive Compensation – Post-Employment Compensation – Pension Benefits” later in this Proxy Statement.

No other executive officer has a supplemental retirement benefit other than the Retirement Restoration Plans.

Tally Sheets

On at least an annual basis, the Committee reviews tally sheets for each of the named executive officers. These documents collect in one place the total compensation received by each named executive officer, and the compensation each named executive officer would receive under various events, including retirement, termination and change in control. The Committee reviews these tally sheets so it understands how these various events would affect the compensation received by these officers; however, the Committee has not historically used tally sheets to generally evaluate how each compensation element fits into our overall compensation objectives.

Other Elements of Compensation

Deferred Compensation Plans

We have two deferred compensation plans in which eligible officers, including executive officers, may participate. The plans allow the officer to defer salary or bonus and to have these funds mirror the investment performance of a selection of mutual funds. We do not contribute funds to the individual accounts of our executive officers under the deferred compensation plans. We are responsible for making payments under the plans on designated distribution dates.

Perquisites

Corporate Aircraft.  Based on the analysis of an independent security advisor, our Board has directed that Mr. Burd will ordinarily use Company aircraft for all air travel, both business and personal, including his immediate family when they are accompanying him. The Board has set guidelines to limit the incremental cost to the Company of the corporate aircraft based on Mr. Burd’s personal use. Incremental cost is calculated on the basis of our variable operating costs, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other variable costs. Other executive officers are discouraged from making personal use of the corporate aircraft, either by taking personal trips or by having non-business passengers accompany them on business trips.

Company-Provided Automobile.  For security purposes, we lease an automobile to provide ground transportation to Mr. Burd for commuting and business purposes. The commuting use is reflected as a perquisite for calculating Mr. Burd’s compensation in the tables set forth in this Proxy Statement. No other executive officer makes use of a Company-provided automobile for non-business purposes.

Home Security System.  For security reasons, we have installed home security systems at Mr. Burd’s residences. No other executive officer has a Company-provided home security system.

Financial Planning.  We make available to our executive officers the services of a financial planning firm. The firm offers services, paid for by us, valued at $15,000 for the executive’s first year with the firm, and $10,000 for each year after the first year. The executive is responsible for income taxes on any services provided through this program. Some executives, including Mr. Burd, have decided not to participate in this program.

We believe the perquisites described above are necessary and appropriate for reasons of Company security, efficiency or to provide competitive compensation to our executive officers.

Death Benefits

We provide modest death benefits to executives who are Senior Vice Presidents or higher under the Retirement Restoration Plans. Approximately 40 of our current executives are eligible for these death benefits. (For a detailed description of these benefits, please see “Executive Compensation – Post-Employment Compensation – Pension Benefits” later in this Proxy Statement.) We believe these benefits help make our overall compensation package competitive and that they are reasonable within the overall structure of our compensation programs.

Other Employee Benefits

We also provide other customary employee benefits so that our overall compensation package is competitive. We pay for life insurance for each corporate employee (including executive officers) in an amount equal to two times annual salary, up to a maximum of $1 million. The employee is responsible for the income tax for any amount exceeding $50,000 in insurance. We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees.

Change in Control

We have not historically entered into severance or change in control agreements with our executive officers providing for cash payments in the event of the executive’s termination, whether such termination is voluntary, for cause or otherwise. We believe that equity-based compensation motivates our executive officers to increase the market value of our stock and sufficiently aligns our executives’ interests with those of the Company and our stockholders.

Our equity plan provides that all unvested stock options and restricted stock accelerate and vest in the event the Company undergoes a change in control. In keeping with our belief that our employees are directly responsible for the market value of our Common Stock, we believe it is appropriate to reward our employees with the full value of their equity awards in the event of a change in control of the Company. The outstanding shares of restricted Blackhawk Common Stock do not accelerate in the event of a change in control of the Company or Blackhawk.

Other Compensation Policies

Timing of Stock Option Grants

It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our Common Stock on the date of grant. Our policy is to select option grant dates for existing executive officers under the LTIP program that are the first day of our insider trading window period after the Committee meeting approving such grants, with the exercise price to be set at the closing trading price on that day.

Our policy is that option grant dates for newly hired executive officers are the first business day of the calendar month following the first date of employment. Our policy for newly promoted executive officers is that option grant dates are the first day of our insider trading window period following the fiscal quarter in which such promotion occurred.

The Committee has the sole authority to make stock option grants to executive officers. The Committee generally will authorize grants to such officers only at a meeting, and the option grant dates selected will be no earlier than the date of the meeting.

Equity Ownership Guidelines

We have established guidelines for stock ownership by our executive officers. We believe these guidelines, which are set forth in our Corporate Governance Guidelines, further link the interests of our executives and stockholders. Under these guidelines, the multiple of annual base salary to be owned in stock depends on the executive’s role in the Company, as follows:

Position	Multiple of Base Salary
CEO	10x
Executive Vice President	4x
Senior Vice President	2x

The executive officers have until the year 2011, or five years from the date of assuming the position (whichever is later), to meet these guidelines.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain of the named executive officers to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Thus, amounts paid under our bonus plans and stock options granted pursuant to the LTIP will generally be fully deductible for tax purposes. Salary and restricted stock awards, including Blackhawk restricted stock, are subject to the Section 162(m) $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under Section 162(m)’s limits in order to maximize our income tax deductions. However, compensation may be approved that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

Recoupment Policy

In March 2009, we adopted a policy that if an executive officer engages in ethical misconduct that causes a material restatement of our financial statements that affects a financial metric used to calculate bonuses, then the Executive Compensation Committee will have the discretion to determine whether recoupment of the portion of any bonus paid to an executive officer within the preceding three years that would not have been paid had there been no ethical misconduct and no restatement of the financials is appropriate under the particular facts and circumstances. The recoupment policy does not apply if the Committee determines that, after making appropriate adjustments to the performance targets for the affected years, any changes in bonus amounts payable based on the restated financial results effectively offset one another.

The following Report of the Executive Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the 2008 10-K, for filing with the SEC.

Executive Compensation Committee:

Raymond G. Viault, Chair

Paul Hazen

Frank C. Herringer

Robert I. MacDonnell

Kenneth W. Oder

Rebecca A. Stirn

William Y. Tauscher

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006. The named executive officers are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in column (h)).

Name and Principal Position(a)	Year (b)	Salary(1) (c)	Bonus (d)	Stock Awards (2)(3) (e)	Option Awards (2)(4) (f)		Non-Equity Incentive Plan Compensation (5) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) (h)	All Other Compensation (7) (i)	Total (j)
Steven A. Burd,	2008	$1,467,442	$—	$108,900	$6,103,325		$399,944	(8)	$2,490,234	$389,555	$10,959,400
Chairman, President and	2007	$1,389,443	$—	$109,598	$4,200,186		$1,786,823		$2,475,712	$255,082	$10,216,844
Chief Executive Officer(9)	2006	$1,332,250	$—	$208,725	$2,383,658	(10)	$2,639,825		$632,342	$212,298	$7,409,098

Robert L. Edwards,	2008	$646,429	$—	$151,873	$2,312,025		$216,722		$—	$—	$3,327,049
Executive Vice President	2007	$612,615	$—	$537,106	$1,780,283		$521,335		$91,012	$—	$3,542,351
and Chief Financial Officer	2006	$590,928	$—	$570,214	$1,285,675	(10)	$730,505		$78,795	$—	$3,256,117

Larree M. Renda,	2008	$678,999	$—	$36,373	$1,994,847		$227,641		$7,126	$10,000	$2,954,986
Executive Vice President,	2007	$643,480	$—	$496,048	$1,448,182		$547,601		$80,034	$10,000	$3,225,345
Chief Strategist and	2006	$622,877	$—	$555,304	$1,204,817	(10)	$770,000		$—	$10,000	$3,162,998
Administrative Officer

Bruce L. Everette,	2008	$646,596	$—	$36,373	$1,911,030		$216,778		$104,154	$—	$2,914,931
Executive Vice President,	2007	$612,773	$—	$496,048	$1,390,978		$521,470		$131,782	$—	$3,153,051
Retail Operations	2006	$593,154	$—	$555,304	$1,079,221	(10)	$733,256		$247,833	$—	$3,208,768

Robert A. Gordon,	2008	$526,860	$—	$—	$925,666		$51,685		$—	$10,000	$1,514,211
Senior Vice President,	2007	$490,229	$—	$229,727	$688,678		$275,492		$79,539	$10,000	$1,773,665
Secretary and General Counsel(11)

(1)	This amount is the named executive officer’s base compensation, which consists of the regular weekly base salary rate, excluding moving expenses, bonus pay and other payments that are not considered part of the computation of regular weekly salary rate, multiplied by the number of weeks worked during 2008, 2007 or 2006, as applicable. This amount also includes amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. See the discussion of the Executive Deferred Compensation Plans under “Executive Compensation – Post-Employment Compensation – Non-Qualified Deferred Compensation” later in this Proxy Statement.
(2)	The amount shown does not reflect compensation actually received by the named executive officer.
(3)	This amount consists of the compensation expense we recognized in fiscal years 2008, 2007 or 2006, as applicable, related to the grants of restricted Common Stock of Blackhawk in fiscal year 2006 and grants of our restricted Common Stock in prior fiscal years, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). The value of Blackhawk restricted stock for purposes of computing the compensation expense we recognized in fiscal year 2008 is based on an independent valuation, using methodologies described in footnote 8 on page 38 of this Proxy Statement. The value of Blackhawk restricted stock for purposes of computing the compensation expense we recognized in fiscal years 2007 and 2006 was estimated to be $3.76 per Blackhawk share and $2.41 per Blackhawk share, respectively, based on valuations provided by an independent valuation firm, using standard methodologies for valuing non-public businesses.
(4)	This amount consists of the compensation expense we recognized in fiscal years 2008, 2007 or 2006, as applicable, related to the grants of stock option awards in fiscal years 2008, 2007 and 2006 and prior fiscal years, computed in accordance with SFAS 123R. All options granted to the named executive officers in 2008, 2007 and 2006 have an exercise price equal to the closing sale price of our Common Stock on the date of grant, become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a six-year term. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of our Common Stock, overall market conditions and the continued employment of the named executive officer. There can be no assurance that the amounts reflected in such calculation will be achieved. Also see Note G to the Consolidated Financial Statements in the 2008 10-K for an explanation of the assumptions made by us in the valuation of these stock option awards.
(5)	This amount consists of the cash bonuses awarded under our Operating Bonus Plan and our Capital Bonus Plan to each of the named executive officers for 2008, 2007 and 2006, as applicable. The amounts disclose the actual bonuses earned for 2008, 2007 and 2006 performance which were paid in March 2009, 2008 and 2007, respectively, and do not reflect the amounts shown in the Grants of Plan-Based Awards Table below. These amounts also include amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. Additional explanation of the non-equity incentive plan compensation amounts paid can be found under the caption, “Compensation Discussion and Analysis–Elements of Compensation – Bonuses” earlier in this Proxy Statement.

(6)	This amount shows the change in pension value in fiscal years 2008, 2007 and 2006, as applicable. There were no above-market or preferential earnings for any of the named executive officers in fiscal year 2008 under our Executive Deferred Compensation Plans. Includes aggregate above-market or preferential earnings in fiscal year 2007 of $8,590 for Ms. Renda and $1,650 for Mr. Gordon. There were no above-market or preferential earnings for Mr. Burd, Mr. Edwards or Mr. Everette in fiscal year 2007. In fiscal year 2006, the change in pension value and non-qualified deferred compensation earnings for Ms. Renda was ($9,499) as a result of a change in the assumptions used in calculating pension value and deferred compensation earnings. Amounts from the Non-Qualified Deferred Compensation Table were omitted for fiscal year 2006 since the aggregate earnings amounts included no above-market or preferential earnings in fiscal year 2006.
(7)	This amount consists of all other compensation for the named executive officers. Included are amounts reflecting the aggregate incremental cost to the Company of providing personal use of Company aircraft to the named executive officers. Such aggregate incremental cost is calculated on the basis of the additional variable operating costs to us, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost. Pursuant to a resolution of the Board of Directors, Mr. Burd, as our Chief Executive Officer, is to use Company aircraft for all air travel, both business and personal, for security reasons. For 2008, our aggregate incremental cost related to Mr. Burd’s personal use of Company aircraft was $374,520. This number is larger than in prior years due to certain personal trips that were made in 2008, all of which were approved in advance by the Lead Independent Director, and we do not expect this amount to be as large in future years. In light of the increase in this amount in 2008, Mr. Burd elected to forgo $200,000 of the cash bonus he earned and otherwise would have been awarded under the Capital Bonus Plan. There were no incremental costs for personal use of Company aircraft for the other named executive officers. In 2008, this amount also includes $1,532 with respect to Mr. Burd’s commuting use of a Company-leased automobile, calculated by allocating the total costs associated with operating the vehicle on a proportionate basis between Mr. Burd’s business and personal uses. No other named executive officer makes use of a Company-provided automobile for non-business purposes. This amount further includes the 2008 capitalized amount of $5,507 related to security equipment installed in Mr. Burd’s residences, as well as $7,996 for service, repair, parts and back-up equipment required for the installation of the security equipment. The monthly maintenance charges related to Mr. Burd’s home security are paid by Mr. Burd and are not reimbursed by us. No other named executive officer has a Company-provided home security system. For each of Ms. Renda and Mr. Gordon, in 2008, this amount consists of our cost for financial planning services provided by a financial planning firm. No other named executive officer uses this benefit.
(8)	Mr. Burd elected to forgo $200,000 of the cash bonus he earned and otherwise would have been awarded under the Capital Bonus Plan.
(9)	Mr. Burd also serves on the Board; however, he does not receive additional compensation for his service as a director.
(10)	It came to our attention in 2008 that the compensation expense we recognized in fiscal year 2006 related to the grants of stock option awards in fiscal year 2006 and prior fiscal years, computed in accordance with SFAS 123R, was reported incorrectly in the Proxy Statement for our 2007 annual meeting of stockholders. The amounts reported in the 2007 Proxy Statement incorrectly netted out estimated forfeitures. The correct numbers are reported in the Summary Compensation Table above.
(11)	Mr. Gordon was not a named executive officer in fiscal year 2006. Accordingly, 2006 compensation information is not provided for Mr. Gordon.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each named officer with respect to all grants of plan-based awards in the fiscal year ended January 3, 2009. We do not grant performance-based awards under any equity incentive plan. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Date of Executive Compensation Committee Action	Grant Date(1)	Plan(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)						All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards(8)
				Threshold (4)		Target (4)		Maximum (5)
Steven A. Burd	2/19/2008	2/25/2008	2007 Equity Plan							1,000,000	$29.94	$8,780,100
			Operating Bonus Plan		$0		$1,223,640		$2,447,281
			Capital Bonus Plan		$0		$215,937		$431,873

Robert L. Edwards	2/19/2008	2/25/2008	2007 Equity Plan							273,000	$29.94	$2,396,967
			Operating Bonus Plan		$0		$301,223		$602,446
			Capital Bonus Plan		$0		$95,123		$190,246

Larree M. Renda	2/19/2008	2/25/2008	2007 Equity Plan							293,000	$29.94	$2,572,569
			Operating Bonus Plan		$0		$316,400		$632,800
			Capital Bonus Plan		$0		$99,916		$199,832

Bruce L. Everette	2/19/2008	2/25/2008	2007 Equity Plan							279,000	$29.94	$2,449,648
			Operating Bonus Plan Capital Bonus Plan	$ $	0 0	$ $	301,301 95,148	$ $	602,602 190,295

Robert A. Gordon	2/19/2008	2/25/2008	2007 Equity Plan							135,000	$29.94	$1,185,314
			Operating Bonus Plan		$0		$196,401		$392,803

(1)	In accordance with our policy regarding the timing of stock option grants, the grant date for fiscal year 2008 grants under our LTIP program was the first day of our insider trading window period after the Executive Compensation Committee meeting at which such grants were approved.
(2)	We maintain the Operating Bonus Plan, the Capital Bonus Plan, the 2007 Equity Plan and a Blackhawk Network Holdings, Inc. 2006 Restricted Stock Plan for Safeway Executives (the “Blackhawk Plan”). Additional descriptions of each plan can be found below this table.
(3)	Payouts under the non-equity incentive plans were based on performance in 2008. The information in the Threshold, Target and Maximum columns reflects the range of possible payouts when the performance goals were set in February 2008. The amounts actually paid under the Operating Bonus Plan and Capital Bonus Plan for 2008 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(4)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above these minimums would result in a payment from $0 up to the maximum bonus amounts. The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for identical-store sales growth of 2.0% (excluding fuel) and operating profit of $1,980 million. Target performance under the Capital Bonus Plan for the 2008 fiscal year (i.e., for payment of 50% of the maximum bonus) was set at 22.3% as the weighted-average return on assets for first-year projects, and 34.7% as the weighted-average return on assets for third-year projects.
(5)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, the amounts shown in this column for Mr. Burd represent 200% of his base compensation for 2008. The amounts shown in this column for Mr. Edwards, Ms. Renda and Mr. Everette represent 125% of their base compensation. The amount shown in this column for Mr. Gordon represents 100% of his base compensation.
(6)	Represents options granted to the named executive officers during 2008 pursuant to the 2007 Equity Plan. Option awards granted in 2008 have a six-year term and become exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant.
(7)	Represents the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock on such date as reported in The Wall Street Journal.
(8)	See Note G to the Consolidated Financial Statements in the 2008 10-K for an explanation of the assumptions made in the valuation of these stock option awards.

Description of the Operating Bonus Plan

Bonus Awards to CEO

Eligibility.   The CEO is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Executive Compensation Committee, of the amount obtained by multiplying the CEO’s regular weekly base salary rate by the number of weeks during a pre-established plan year that the CEO served as CEO, up to a maximum bonus of $3 million.

Business Criteria.   The CEO’s bonus is based on a pre-established performance target, which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount.   The bonus award for the CEO is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the CEO, the Committee must certify in writing the level of the performance goals attained.

Bonus Awards to Other Executive Officers

Eligibility.   Each of our executive officers (excluding the CEO) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Executive Compensation Committee, of the amount obtained by multiplying the executive officer’s regular weekly base salary rate by the number of weeks during a pre-established plan year that the executive officer served as an executive officer, up to a maximum bonus of $1.5 million. An executive officer is defined as an officer subject to Section 16(a) of the Securities Exchange Act of 1934.

Business Criteria.   Each executive officer’s bonus is based on a pre-established performance target which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount.   The bonus award for any executive officer is based on the achievement of specified levels above the performance target, but the Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Operating Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with generally accepted accounting principles (“GAAP”)) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP, or (v) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Salary Adjustments.   Any change in base salary effected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment.   Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses are awarded in accordance with the provisions of the 2007 Equity Plan.

Accounting Practices.   The components of a performance target will be determined in accordance with our accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

Amendment.   The Operating Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

Description of the Capital Bonus Plan

Bonus Awards

Eligibility.   Our executive officers and key employees who are responsible for making capital investment decisions are eligible to receive bonus awards under the Capital Bonus Plan. The maximum bonus amount for each executive officer for each fiscal year is equal to a pre-established percentage (up to 30%), determined in the discretion of the Committee, of such executive officer’s annual base compensation, up to a maximum bonus of $350,000 ($500,000 in the case of the CEO).

Business Criteria.   Each executive officer’s bonus under the Capital Bonus Plan is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Bonus Amount.   The actual bonus amount for each executive officer is based on the achievement of specified levels at or above the performance target, but we have retained the discretion to reduce or eliminate the bonus amount otherwise payable to an executive officer (including the CEO). Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Capital Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with GAAP to the extent applicable or, if not applicable, in accordance with our accounting practices, as in effect on the first day of the relevant performance period) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal or discontinued operation of a segment of a business (whether or not such segment qualifies as a “business segment” under GAAP), (iii) related to a change in accounting principle under GAAP, or (iv) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Compensation Adjustments.   Any change in eligibility or annual base compensation effected after the first day of the fiscal year is taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment.   Each bonus under the Capital Bonus Plan will be paid in cash.

Amendment.   The Capital Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines should be “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets after the commencement of the fiscal year with respect to which such bonus awards relate.

Description of the 2007 Equity Plan

In May 2007, our stockholders approved the 2007 Equity Plan. No awards have been made under the 1999 Equity Plan since the 2007 Equity Plan became effective.

General Nature and Purpose.   The principal purpose of the 2007 Equity Plan is to provide additional incentive for our directors, key employees and consultants (and the employees and consultants of our subsidiaries) to further our growth, development and financial success, and the growth, development and financial success of our subsidiaries, by personally benefiting through the ownership of our Common Stock, or other rights that recognize such growth, development and financial success. The 2007 Equity Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.

Administration of the 2007 Plan.   The Executive Compensation Committee is the administrator of the 2007 Equity Plan. The Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2007 Equity Plan; determine whether options are to be non-qualified stock options or incentive stock options, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2007 Equity Plan and awards granted pursuant to the 2007 Equity Plan; adopt rules for the administration, interpretation and application of the 2007 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2007 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Awards Under the 2007 Equity Plan.   The 2007 Equity Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Award Limits.   The 2007 Equity Plan provides that (i) awards covering not more than 2,000,000 shares may be granted to any of our executive officers in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and (ii) awards covering not more than 800,000 shares may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Equity Plan, as described below. In addition, certain employees – those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code – may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.

Description of the Blackhawk Plan

Under the terms of the Blackhawk Plan, we may grant restricted stock awards to certain of our executives. The restricted stock awards are in the form of shares of Blackhawk Common Stock.

Purchase Price.   The purchase price of the restricted shares of Blackhawk Common Stock is par value ($0.001 per share). The restricted shares are nontransferable and are subject to repurchase rights (described below).

Vesting.   An executive’s restricted shares are subject to time-based vesting. The initial awards generally were 20% vested on the grant date (on or about February 24, 2006) and will vest in additional cumulative 20% installments on January 31 of each subsequent year through 2010. The executive must remain employed by us or one of our subsidiaries until the restricted shares vest.

Repurchase of Unvested Shares.   Following an executive’s termination of employment, Blackhawk has the right to repurchase any restricted shares that remain unvested at the original par value purchase price.

Fair Market Value.   Blackhawk obtains a periodic appraisal of the fair market value of the restricted shares, which is determined by an independent valuation firm. The appraisal is based on the value of Blackhawk after the application of any appropriate discounts.

Restrictions on Vested Shares.   Safeway, Blackhawk and the executives are parties to a stockholders’ agreement that restricts the sale or disposition of the restricted shares held by the executives. The agreement prohibits an executive’s sale or disposition of the restricted shares without our consent. An executive’s vested restricted shares are subject to certain put and call rights in the event of termination and certain other circumstances.

Corporate Transactions.   An executive’s restricted shares will continue to be subject to vesting following a spin-off, change in ownership or control or initial public offering of Blackhawk.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to: (1) each grant of options to purchase our Common Stock that was made at any time, had not been exercised and remained outstanding at January 3, 2009; and (2) each award of restricted stock that was made at any time, had not vested and remained outstanding at January 3, 2009. Columns specified in the SEC rules are omitted where there is no amount to report.

	OPTION AWARDS(1)					STOCK AWARDS(2)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(8)	Market Value of Shares or Units of Stock That Have Not Vested(8)
Steven A. Burd	2,000,000	0		$53.88	12/11/2010	200,000	$1,052,000
	617,499	411,668	(3)	$18.11	3/18/2011
	411,600	617,400	(4)	$23.01	2/15/2012
	200,000	800,000	(5)	$35.37	2/26/2013
	0	1,000,000	(6)	$29.94	2/25/2014

Robert L. Edwards	320,000	80,000	(7)	$20.02	3/25/2010	66,800	$351,368
	158,376	105,586	(3)	$18.11	3/18/2011
	109,200	163,800	(4)	$23.01	2/15/2012
	54,600	218,400	(5)	$35.37	2/26/2013
	0	273,000	(6)	$29.94	2/25/2014

Larree M. Renda	150,000	0		$30.94	12/11/2009	66,800	$351,368
	150,000	0		$20.15	12/12/2009
	169,784	113,190	(3)	$18.11	3/18/2011
	6,000	0		$2.38	8/27/2011
	117,200	175,800	(4)	$23.01	2/15/2012
	58,600	234,400	(5)	$35.37	2/26/2013
	0	293,000	(6)	$29.94	2/25/2014

Bruce L. Everette	150,000	0		$20.15	12/12/2009	66,800	$351,368
	161,684	107,790	(3)	$18.11	3/18/2011
	6,000	0		$2.38	8/27/2011
	50,000	0		$45.67	12/4/2011
	111,600	167,400	(4)	$23.01	2/15/2012
	55,800	223,200	(5)	$35.37	2/26/2013
	0	279,000	(6)	$29.94	2/25/2014

Robert A. Gordon	100,000	0		$49.00	5/17/2009
	75,000	0		$20.15	12/12/2009
	100,000	0		$29.69	12/15/2009
	71,253	47,502	(3)	$18.11	3/18/2011
	47,600	71,400	(4)	$23.01	2/15/2012
	27,000	108,000	(5)	$35.37	2/26/2013
	20,000	0		$25.76	9/9/2013
	0	135,000	(6)	$29.94	2/25/2014

(1)	Reflects all options held by the named executive officers as of January 3, 2009. Option awards become exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. The exercise price of all options is equal to the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock for such date as reported in The Wall Street Journal.

(2)	Reflects all restricted stock awards held by the named executive officers as of January 3, 2009.
(3)	Options vest 20% per year with vesting dates of 3/18/2006, 3/18/2007, 3/18/2008, 3/18/2009 and 3/18/2010.
(4)	Options vest 20% per year with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009, 2/15/2010 and 2/15/2011.
(5)	Options vest 20% per year with vesting dates of 2/26/2008, 2/26/2009, 2/26/2010, 2/26/2011 and 2/26/2012.
(6)	Options vest 20% per year with vesting dates of 2/25/2009, 2/25/2010, 2/25/2011, 2/25/2012 and 2/25/2013.
(7)	Option vests 20% per year with vesting dates of 3/25/2005, 3/25/2006, 3/25/2007, 3/25/2008 and 3/25/2009.
(8)	Represents shares of Common Stock of Blackhawk granted to certain of the named executive officers on February 24, 2006 pursuant to the Blackhawk Plan. Blackhawk restricted stock was 20% vested on the date of grant. An additional 20% of the shares vested or will vest on 1/31/2007, 1/31/2008, 1/31/2009 and 1/31/2010. The value of Blackhawk restricted stock was estimated to be $5.26 per Blackhawk share based on the most recent valuation provided by an independent valuation firm using standard methodologies for valuing non-public businesses. The valuation firm applied discounts and weightings to enterprise valuations determined under several scenarios and, in some scenarios, applied an additional discount for the lack of marketability of the shares.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2008. None of the named executive officers exercised options during fiscal year 2008. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	STOCK AWARDS
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven A. Burd	100,000	$375,900	(1)
Robert L. Edwards	25,000	$717,250	(2)
	33,400	$125,551	(1)
Larree M. Renda	33,400	$125,551	(1)
Bruce L. Everette	33,400	$125,551	(1)
Robert A. Gordon	—	—

(1)	This amount represents the difference between $3.76, the estimated value of each share of Blackhawk restricted stock based on an independent valuation, and the award price, multiplied by the number of shares of Blackhawk Common Stock covered by the vested award. Blackhawk restricted stock vested 20% on January 31, 2008.
(2)	This amount represents the difference between $28.70, the closing market price of our Common Stock as reported in The Wall Street Journal on the release date of the restricted stock award, and the award price, multiplied by the number of shares of Common Stock covered by the vested award.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS

The following table quantifies the benefits expected to be paid to the named executive officers under our Employee Retirement Plan (the “ERP”), a qualified defined benefit pension plan, our Retirement Restoration Plan and our Retirement Restoration Plan II (collectively, the “RRP”), non-qualified and unfunded defined benefit pension plans, and an agreement for a supplemental retirement benefit for Mr. Burd (the “SERP”), a non-qualified and unfunded defined benefit pension plan. The Retirement Restoration Plan II became effective on January 1, 2005 in connection with the passage of Code Section 409A. The terms of the plans are described below the table.

The following actuarial assumptions were employed to derive the calculations shown on the table below: (1) pension economic assumptions utilized for our SFAS 132 (as amended by SFAS 158) financial reporting for the 2008 fiscal year were used for calculations at the end of 2008; (2) demographic assumptions are also consistent with pension financial reporting, with the exception of modified retirement and pre-retirement decrements as required by SEC guidance; (3) a discount rate of 6.25%; (4) a cash balance interest crediting and annuity conversion interest rate of 4.00%; and (5) an account balance interest crediting rate of 2.70%.

Additional actuarial assumptions used include the following: (1) account balance annuity conversion rate – product of account balance and a factor of 1.00% at ages over 55; (2) mortality table for lump sum conversion – 2008 IRS Applicable Mortality Table; (3) retirement table for post-retirement mortality – RP2000 projected to 2015; (4) no pre-retirement mortality, turnover or disability; (5) retirement age of 65 for cash balance only participants (Mr. Edwards and Mr. Gordon), age 62 for participants in the ERP grandfather (Mr. Burd, Mr. Everette and Ms. Renda) and immediate retirement for Mr. Burd’s SERP agreement.

Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Plan Name(1)		Number of Years Credited Service (2)	Present Value of Accumulated Benefit (3)
Steven A. Burd	ERP		15.2	$702,797
	RRP		15.2	$3,966,040
	SERP	(4)	N/A	$13,102,203

Robert L. Edwards	ERP		3.8	$41,692
	RRP	(5)	3.8	$148,998

Larree M. Renda	ERP		25.4	$601,871
	RRP	(5)	25.4	$1,432,259

Bruce L. Everette	ERP		32.1	$914,934
	RRP		32.1	$2,425,454

Robert A. Gordon	ERP		8.6	$122,093
	RRP		8.6	$186,343

(1)

We provide our eligible executives with retirement benefits that are in addition to those provided to our employees generally. These retirement benefits are provided using a combination of a qualified defined benefit pension plan and non-qualified defined benefit pension plans. Mr. Burd is also covered by the SERP, an agreement for a supplemental retirement benefit. No other executive officer has a supplemental retirement benefit other than the RRP. Under the ERP, upon termination of employment for any reason (including in connection with a change in control), a participant may elect to receive his or her vested benefit via a lump sum payment or an annuity paid monthly. Under the RRP, upon termination of employment for any reason (including in connection with a change in control), a participant will receive his or her vested benefit via an annuity paid monthly. Under the ERP, in the event of termination of employment for any reason, a participant must have at least three years of service with us or must have reached age 55 to receive his or her accumulated benefits, and under the RRP, a participant must have reached age 55 to receive his or her accumulated benefits.

(2)	The number of years of credited service and the present value of accumulated benefits are calculated as of January 3, 2009, which is the measurement date used for reporting purposes in the 2008 10-K.
(3)	Account-based cash benefits were projected to the assumed retirement age using the appropriate interest rate. No future contributions were assumed. These projected accounts were converted to annuities at the assumed retirement age using the annuity conversion mortality and interest assumptions used in our financial disclosures (e.g., cash balance accounts are converted using the 2008 IRS Applicable Mortality Table and 4.00% interest). Employee contribution account balances were converted to annuities at current assumptions. Benefits payable at the assumed retirement age were converted to a present value at that date using the mortality and interest assumptions for annuity present values that were used in our financial disclosures (e.g., end of fiscal 2008 annuity was valued at assumed retirement age using RP2000 projected to 2015 mortality and 6.25% interest). The present value determined at the assumed retirement age was discounted back to the end of the 2008 fiscal year using the pension financial reporting discount rate.
(4)	Since benefits under this plan are not tenure-based, there are no creditable years of service related to this plan. Mr. Burd’s SERP benefit was valued by calculating the gross benefit payable at the assumed retirement age and offsetting ERP and RRP benefits that would be payable at the same age. The net SERP benefit was then valued as an immediately payable annuity using the assumptions described previously. Upon termination of employment for any reason other than for cause, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly (commencing within 90 days of the first day of the seventh month after such termination of employment if for any reason other than death). In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP. Cause is defined in the SERP as: (i) an act of fraud, dishonesty, misappropriation, illegal conduct or gross misconduct that has a material impact on our assets or reputation; or (ii) a conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude and materially impacting the Company.
(5)	These amounts were not vested as of January 3, 2009. In the event the named executive officer’s employment had been terminated as of January 3, 2009 voluntarily, involuntarily with or without cause or as a result of a change in control, the named executive officer would have received $0 under this benefit.

Description of the Employee Retirement Plan and Retirement Restoration Plan

Retirement, or pension, benefits are provided to the executive officers under the ERP, a qualified defined benefit pension plan, and the RRP (collectively, the “Retirement Plans”). The RRP provides benefits to certain employees, including executive officers, that cannot be paid under the qualified ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The RRP also recognizes all compensation deferred under our deferred compensation plans for purposes of determining such benefits.

Effective July 1, 1999, the ERP was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999, equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

Under the ERP, the named executive officer becomes vested in his or her accrued benefits after three years of service or reaching age 55, whichever occurs first. If he or she has three years of service with us, vested benefits under the ERP are available following termination, regardless of age. Benefits under the RRP are available to participants who terminate employment at or after age 55, and benefit payments commence within 90 days of the first day of the seventh month after such termination of employment. The normal retirement benefit under the Retirement Plans is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the ERP) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continued to accrue through June 30, 2006.

For the purposes of the Retirement Plans, the compensation-based credits are determined as a percent of the annual compensation we pay to the executive officer, including any amounts deferred under our non-qualified deferred compensation plans (but only to the extent such deferrals do not exceed 200% of annual compensation when determined excluding deferrals), but excluding stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (through December 31, 2008, from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation; and as of January 1, 2009, from 3% upon commencement of participation to a maximum of 6 1/2% after completing 25 years of participation). Compensation under the cash balance formula for the named executive officers generally corresponds with the aggregate of the earned salary, plus bonuses for each such person.

Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly, if the beneficiary is the surviving spouse, or in installments (the required form of payment under the RRP if the beneficiary is not the surviving spouse).

In addition, under the RRP, each of the named executive officers (as well as other executive officers of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age. If any of the named executive officers dies while employed as an executive officer, then the executive officer’s beneficiary will receive an RRP death benefit in a single lump sum payment equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. The life insurance beneficiaries of a named executive officer who retires after age 55 will be entitled to one of the following benefits at the time of the former executive officer’s death: (1) for death before age 70, the benefit is 100% of the former executive officer’s final average compensation at the time of death, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. In December 2008, our Board amended the special death benefit to eliminate the post-retirement death benefit for any current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Description of the SERP

In 2005, our Board approved the terms of an agreement for a supplemental retirement benefit for Mr. Burd. Under the terms of this agreement, Mr. Burd’s total retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus is the highest). If Mr. Burd were to terminate employment with us at age 59 (his current age), he would be eligible to receive a retirement benefit equal to 54% of his final average compensation, and this percentage would increase by 1% for each full year of service thereafter, up to a maximum of 60% of his final average compensation. Any amount determined pursuant to this formula will be offset by Mr. Burd’s benefits under the Retirement Plans.

Upon termination of employment for any reason other than for cause, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly (commencing within 90 days of the first day of the seventh month after such termination of employment if for any reason other than death). In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP.

No other executive officer has a supplemental retirement benefit other than the RRP.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the non-qualified deferred compensation benefits for each of the named executive officers for the fiscal year ended January 3, 2009. No Company contributions were made for the named executive officers during the fiscal year ended January 3, 2009. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Aggregate Earnings in Last FY (1)	Aggregate Balance at Last FYE (2)
Steven A. Burd	$—	$—
Robert L. Edwards	$—	$—
Larree M. Renda	$(233,132)	$719,621
Bruce L. Everette	$—	$—
Robert A. Gordon	$(189,511)	$526,179

(1)	This amount reflects the credited earnings for Ms. Renda and Mr. Gordon that accrued under our Executive Deferred Compensation Plan and Executive Deferred Compensation Plan II. There were no excess earnings within the nonqualified deferred compensation plans above the applicable federal long-term rate. There were no above-market or preferential earnings for any of the named executive officers and, therefore, these amounts are not reported in the Summary Compensation Table.
(2)	This amount reflects the aggregate balance as of January 3, 2009 that has previously been reported as compensation for Ms. Renda and Mr. Gordon in the Summary Compensation Table in prior years.

Description of the Executive Deferred Compensation Plans

We have two deferred compensation plans that are non-qualified defined benefit contribution plans: the Executive Deferred Compensation Plan and the Executive Deferred Compensation Plan II (collectively, the “Plan”), in which certain eligible officers, including executive officers, may participate. The Executive Deferred Compensation Plan was frozen as of December 31, 2004, and the Executive Deferred Compensation Plan II was adopted effective January 1, 2005 in connection with the passage of Section 409A of the Code. The Plan allows the officer to defer salary or bonus and to have these credited amounts mirror the investment performance of a selection of mutual funds. We do not credit matching contributions to the individual accounts of our executive officers under the Plan. We are responsible for making payments under the Plan on designated distribution dates.

Participants can defer up to 100% of base salary and up to 100% of bonus and a minimum of $5,000 for any plan year. The deferred amounts are credited to accounts established for the participants. Deferred amounts and credited earnings are held in a Rabbi Trust. Each participant is fully vested in the portions attributable to his or her own deferrals of salary and bonus.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments of five, ten or 15 years. Participants can schedule distributions to be paid while employed or upon retirement. If a participant schedules a distribution to be paid while employed, the distribution must be in the form of a lump sum and must be at least $50,000. If a participant terminates for reasons other than retirement (voluntary termination at age 55 or older) or disability, the participant’s account balance will be paid in a lump sum (commencing within 90 days of the first day of the seventh month after such termination of employment if for any reason other than death). The Executive Compensation Committee may permit an early distribution to a participant upon his or her demonstration of need due to an unforeseeable emergency.

The table below shows the funds available under the Plan and the funds’ annual rate of return for the calendar year ended December 31, 2008. The performance results reported below are net of investment management fees. Participants can change investment allocations monthly. Any earnings or losses on each participant’s account are credited (or debited) with earnings (or losses) at the end of each month.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds American Bond	(10.22)%	RCM Emerging Small Company	(43.59)%
Capital Guardian Income & Value	(30.51)%	T. Rowe Price Blue Chip Growth	(42.85)%
Davis Fundamental Value	(39.65)%	T. Rowe Price Equity-Income	(36.31)%
Franklin Templeton International Value	(42.98)%	T. Rowe Price Small Company Value	(27.45)%
Jennison Capital Appreciation	(37.56)%	T. Rowe Price Science & Technology	(44.74)%
Lord Abbett Mid Cap Value	(39.37)%	UBS Large Cap	(39.85)%
MFC Global Money Market	1.19%	Wellington Mid Cap Stock	(44.08)%
MFC Global 500 Index – Class B	(37.54)%	Western Asset High Yield	(29.91)%
PIMCO Total Return	2.20%

In the event of a change in control, the Board, in its discretion, may terminate the Plan during the period from 30 days prior to the change in control to 12 months following the change in control. If the Plan is terminated, all vested benefits must be distributed to the Plan participants within the 12-month period following termination of the Plan. We have the discretion to distribute such vested benefits in a lump sum payment or installments during that 12-month period.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

We generally have not entered into severance or change in control agreements with our executive officers providing for a cash payment in the event of a change in control or an executive’s termination of employment, whether such termination is voluntary, for cause or otherwise, and we do not currently have any such agreements in place with any of our executive officers.

No named executive officer currently has an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of our Board.

Under our Retirement Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive any vested retirement benefits that have accumulated as of the date of termination. For a discussion of the benefits that would be payable and the manner of payment to our named executive officers under the Retirement Plans and Mr. Burd’s SERP assuming a termination of employment as of January 3, 2009, see the section titled “Pension Benefits” above. Under our Executive Deferred Compensation Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive his or her account balance under such Plan as of the date of termination. For a discussion of the amounts payable and manner of payment to each of our named executive officers under our Executive Deferred Compensation Plans assuming a termination of employment as of January 3, 2009, see the section titled “Non-Qualified Deferred Compensation” above.

Acceleration of Options and Restricted Stock Upon a Change in Control.  In the event we undergo a change in control, the 1999 Equity Plan and the 2007 Equity Plan provide that unvested stock options and unvested restricted stock will accelerate and become vested. The Blackhawk restricted stock that was granted to certain of the named executive officers in 2006 does not vest in the event of a change in control of the Company or Blackhawk. Below is a table that displays the 2008 fiscal year-end values of stock options that would vest upon a change in control.

Benefits Payable Upon Death.  Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly, if the beneficiary is the surviving spouse, or in installments (the required form of payment if the beneficiary is not the surviving spouse). In addition, under the RRP, each of the named executive officers (as well as other executives of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age. Under the special death benefit, if any of the named executive officers dies while employed as an executive officer, the named executive officer’s beneficiary will receive a single lump sum payment equal to four times the executive’s base salary at the time of death up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. The life insurance beneficiaries of a named executive officer who retires after age 55 will be entitled to benefits at the time of the former executive officer’s death as follows: (1) for death before age 70, the benefit is 100% of the former executive officer’s final average compensation at the time of death, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. In December 2008, our Board amended the special death benefit to eliminate the post-retirement death benefit for any current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Set forth in the table below are (i) the fiscal year-end values of stock options that would vest upon a change in control and (ii) the amount that would have been payable to the beneficiaries of each of our named executive officers pursuant to the special death benefit under the RRP had such benefit been triggered as of January 3, 2009.

	Value of Unvested Options(1)	RRP Lump Sum Death Payment
Steven A. Burd	$3,087,404	$3,000,000
Robert L. Edwards	$1,119,933	$1,553,220
Larree M. Renda	$855,181	$1,681,856
Bruce L. Everette	$814,369	$1,553,880
Robert A. Gordon	$356,418	$1,082,788

(1)	Based on the fiscal year-end closing price of our Common Stock of $24.05 as of January 2, 2009. Includes the value of in-the-money stock options only.

Operating Bonus Plan and Capital Bonus Plan.  In the event an executive officer’s employment terminates on or after the last day of the fiscal year and before actual bonuses are paid, whether due to resignation, retirement, disability or otherwise, the Executive Compensation Committee retains the discretion to determine whether the executive is entitled to a bonus payout based on that fiscal year’s results under the Operating Bonus Plan and the Capital Bonus Plan. The estimated payout under these plans is described in the “Grants of Plan-Based Awards Table” earlier in this Proxy Statement.

Perquisites.  No perquisites, described in footnote 7 to the Summary Compensation Table in this Proxy Statement, continue after termination of employment.

DIRECTOR COMPENSATION

We believe that compensation for non-employee directors should be competitive and should encourage ownership of our Common Stock. Our compensation program for non-employee directors is intended to provide a competitive total compensation package designed in a manner consistent with evolving best practices.

Cash Compensation.  Each non-employee director receives an annual fee of $145,000 for service on the Board. Each of the Lead Independent Director and the chair of the Audit Committee receives an additional annual fee of $25,000. For 2008, the Chair of the former Committee on Strategic Initiatives received an additional fee of $12,500, representing a pro-rated portion of a $25,000 annual fee due to the disbandment of this committee effective July 1, 2008. Each other member of these committees receives an annual fee of $15,000 (pro rated through July 1, 2008 for members of the former Committee on Strategic Initiatives). The chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee receive an annual fee of $15,000. Each other member of these committees receives an annual fee of $10,000. Each member of the Executive Committee, except Mr. Burd, receives an annual fee of $15,000. All fees are payable quarterly.

Deferred Stock Units.  Under the Deferred Compensation Plan for Safeway Non-Employee Directors II, as adopted in late 2006 and amended in 2007 (the “Directors Deferred Compensation Plan”), for years prior to 2008, 50% of the fees each director received were automatically deferred into stock units based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation. Starting with the 2008 plan year, $20,000 of the fees each director receives and 50% of the balance of such fees will automatically be deferred into stock units. These deferred amounts are payable only upon the director’s termination of service as a director. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remaining portion of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account that accrues interest at the prime rate or a stock credit account. None of our non-employee directors has elected to have compensation credited to a cash credit account. Non-employee directors’ stock accounts are credited with additional stock units relating to the payment of dividends based on an equivalent number of shares of Common Stock that could have been purchased with the dividend payable on the number of shares to which the director’s stock units are then equivalent. All distributions of a director’s cash or stock credit account are made in cash.

Stock Options for New Directors.  We award stock option grants to our new directors. Each new director receives an initial grant of stock options to purchase 20,000 shares of our Common Stock at an exercise price no less than 100% of the fair market value of a share of our Common Stock on the date of grant.

Stock Ownership Requirements.  Our Corporate Governance Guidelines provide that by the date that is the later of (i) five years from the date on which a non-employee director is elected to the Board or (ii) December 4, 2009, that director must achieve (and thereafter maintain) a level of Company stock ownership of not less than five times the amount of the annual cash retainer earned for service on the Board. The shares may be acquired by a director by purchasing shares of our Common Stock or by electing to have his or her cash compensation deferred under the terms of the Directors Deferred Compensation Plan.

The following table shows all cash and non-cash compensation provided in fiscal year 2008 to each of our non-employee directors. We do not award annual options or provide non-equity compensation or pension benefits to our non-employee directors. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total (4)
Janet E. Grove	$—	$157,795	$—	$157,795
Mohan Gyani	$83,750	$97,578	$15,019	$196,347
Paul Hazen	$—	$207,233	$15,019	$222,252
Frank C. Herringer	$4,821	$112,653	$46,757	$164,231
Robert I. MacDonnell	$—	$177,021	$—	$177,021
Douglas J. Mackenzie(5)	$—	$144,560	$22,862	$167,422
Kenneth W. Oder	$4,464	$108,043	$46,757	$159,264
Rebecca A. Stirn	$75,000	$89,414	$—	$164,414
William Y. Tauscher	$78,750	$92,519	$15,019	$186,288
Raymond G. Viault	$—	$157,585	$—	$157,585

(1)	Consists of the fees earned in cash through December 31, 2008.
(2)	Represents the total fees earned in stock through December 31, 2008, including dividends. Each director’s stock credit account is credited, as of the last day of the calendar quarter, with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the average of the closing prices of our Common Stock on each business day during the last month of the calendar quarter with the amount of the compensation deferred during the quarter under the Directors Deferred Compensation Plan. This amount also includes the total dividends paid during the year. As of the date any dividend is paid to holders of Common Stock, the director’s stock credit account is credited with additional Common Stock equivalents equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the closing price of our Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the director’s stock credit account is then equivalent. As of December 31, 2008, the following numbers of shares were owned by each of the directors in his or her stock credit account: Ms. Grove, 24,141 shares; Mr. Gyani, 20,803 shares; Mr. Hazen, 53,452 shares; Mr. Herringer, 4,739 shares; Mr. MacDonnell, 46,056 shares; Mr. Mackenzie, 20,629 shares; Mr. Oder, 4,545 shares; Ms. Stirn, 18,096 shares; Mr. Tauscher, 18,535 shares; and Mr. Viault, 23,358 shares. These share amounts do not include the quarterly dividends that were paid on January 14, 2009.
(3)

The amount shown does not reflect compensation actually received by the director. This amount consists of the compensation expense we recognized in fiscal year 2008 related to the grant of options to purchase our stock in 2008 and prior fiscal years and, for Messrs. Gyani, Hazen, Mackenzie and Tauscher, related to the grant of options to purchase Blackhawk stock in 2008, computed in accordance with SFAS 123R. Also see Note G to the Consolidated Financial Statements in the 2008 10-K for an explanation of the assumptions we made in the valuation of these stock option awards. The grant date fair value of each Safeway stock option award reflected in this column, computed in accordance with SFAS 123R, was as follows: Messrs. Herringer and Oder, $168,974; and Mr. Mackenzie, $119,386. The grant date fair value of each Blackhawk stock option award reflected in this column, computed in accordance with SFAS 123R, was $146,440. The following numbers of Safeway option awards were held by each of the directors and outstanding as of December 31, 2008: Ms. Grove and Messrs. Gyani, Herringer, Mackenzie, Oder and Viault, 20,000 options; Mr. Hazen, 12,000 options; Mr. MacDonnell and Ms. Stirn, 14,939 options; and Mr. Tauscher, 218,700 options. Option awards to purchase 100,000 shares of Blackhawk stock were held by each of the following directors and outstanding as of December 31, 2008: Mr. Gyani, Mr. Hazen, Mr. Mackenzie and Mr. Tauscher. In June 2000, we granted Mr. Tauscher an option to purchase 100,000 shares of Common Stock as compensation for services to us as a consultant regarding our equity investment in a new business venture. The option had an exercise price of $41.00 per share and vested ratably over five years. In May 2001, Mr. Tauscher received an automatic grant of an option to purchase 100,000 shares of Common Stock in accordance with our director compensation program then in effect. The option had an exercise price of $50.44 and vested ratably over three years.

(4)	The directors received no perquisites or other personal benefits in fiscal year 2008.
(5)	Mr. Mackenzie has decided not to stand for reelection at the Annual Meeting. Mr. Mackenzie will continue to serve as a director of Blackhawk.

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our Web site, www.safeway.com/investor_relations. The members of the Audit Committee are: Mohan Gyani, Chair; Janet E. Grove; Robert I. MacDonnell; Kenneth W. Oder2; and Rebecca A. Stirn. The Audit Committee selects our independent auditors, subject to stockholder ratification.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2008 10-K, for filing with the Securities and Exchange Commission.

Audit Committee:

Mohan Gyani, Chair

Janet E. Grove

Robert I. MacDonnell

Kenneth W. Oder

Rebecca A. Stirn

[2]	Mr. Oder was appointed to the Audit Committee in October 2008.

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2008 and 2007.

	2008	2007
Audit Fees(1)	$4,576,000	$4,827,000
Audit-Related Fees(2)	$557,000	$519,000
Tax Fees(3)	$1,836,000	$2,534,000
All Other Fees(4)	$0	$0

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, as well as audit services in connection with statutory or regulatory filings, consents and other SEC matters.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2008 and 2007, this category consisted primarily of services related to employee benefit plan audits.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $257,700 and $717,000 in 2008 and 2007, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $1,578,300 and $1,817,000 in 2008 and 2007, respectively.
(4)	All Other Fees consist of fees for products and services other than those reported above, of which there were none in 2008 and 2007.

Pre-Approval Process and Policy

All (100%) of the services performed by the independent auditors in 2008 and 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. The policy also requires that, each year, a description of the services expected to be performed by the independent auditors for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 3, 2009 about equity awards under our stock option plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	38,605,598	(2)	$28.6785	19,535,218
Equity compensation plans not approved by security holders	0		N/A	0

Total	38,605,598		$28.6785	19,535,218

(1)	Reflects securities to be issued under the 1999 Equity Plan and the 2007 Equity Plan. Includes shares issuable under the 1999 Equity Plan pursuant to awards of stock options made under prior plans we maintained, which were consolidated into the 1999 Equity Plan upon approval by our stockholders.
(2)	Excludes 9,921 options with a weighted-average price per share of $14.7156 acquired under the Randall’s Food Markets, Inc. Stock Option Plan and Restricted Stock Plan and the Amended and Restated 1997 Stock Purchase and Option Plan for Key Employees of Randall’s Food Markets, Inc.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2009

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Deloitte & Touche LLP, which has served as our independent auditors since 1987, to serve as our independent registered public accounting firm for fiscal year 2009. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” earlier in this Proxy Statement for more information regarding our independent auditors.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your proxy will be so voted unless you specify otherwise.

STOCKHOLDER PROPOSALS

Each stockholder proposal is included in this Proxy Statement exactly as submitted by the particular stockholder proponent. We have not corrected punctuation, grammar or spelling.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who is the owner of 800 shares of our Common Stock, has given notice that she intends to present the following resolution for action at the Annual Meeting:

RESOLVED:  “That the stockholders of Safeway, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS:  “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.” “Last year the owners of 114,670,695 shares, representing approximately 32.5% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway’s present system for election of directors, which is like that of most major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. This procedure ensures that each director is elected by stockholders representing a majority of all shares voted. Our Board of Directors believes this voting system is the most fair and the most likely to produce an effective board of directors that will represent the interests of all of our stockholders.

In contrast, cumulative voting could promote special interest representation on the Board and would permit stockholders representing less than a majority of all shares to elect a director. This proposal would potentially allow a small stockholder group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions that are in the best interests of all stockholders. Furthermore, our Board believes cumulative voting may interfere with the continuing efforts of our Nominating and Corporate Governance Committee to develop and maintain a diverse Board of Directors comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve the Company. Most companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed this requirement.

Our Board has taken a number of steps to achieve greater accountability to stockholders, and it does not believe cumulative voting enhances that accountability. Currently, all but one of our directors is independent. Our Board has a robust process to ensure the nomination and election of independent directors. Procedures adopted by the Nominating and Corporate Governance Committee include an examination of the candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the Committee’s charter, in addition to the candidate’s independence as set forth in our Director Independence Standards and the NYSE listing standards. The Nominating and Corporate Governance Committee also considers candidates for director recommended by any stockholder who is, and has been for a period of at least six months, the beneficial owner of more than 1% of the outstanding shares of our Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a Committee member. In addition, our Board has taken a number of other steps during the past five years to increase accountability to stockholders. The following practices adopted by the Board demonstrate the Board’s commitment to sound corporate governance:

•	The annual election of all directors;
•	Amendment of our By-Laws to implement a majority voting standard for the election of directors;
•	Director nomination procedures and qualification criteria for director candidates;
•	Adoption of a policy to submit any stockholder rights plan to a stockholder vote;
•

Adoption of a By-Law providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment, in each case where the plan or amendment was not approved or ratified by our stockholders; and

•	Adoption of a policy regarding stockholder communications with the Board, the Lead Independent Director, any Board committee or any individual director.

The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for the Company. Accordingly, the Board believes the present method of voting, which includes the majority vote standard, not only best promotes the election of directors who will represent the interests of our stockholders as a whole, but also ensures that individual stockholders have a meaningful voice in whether any particular director nominee is elected to the Board.

This proposal was rejected by our stockholders at each of the ten annual meetings at which it has been presented.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING SPECIAL SHAREOWNER MEETINGS

Mr. Nick Rossi, P.O. Box 249, Boonville, CA 95415, who is the owner of 800 shares of our Common Stock, has given notice that he intends to present the following resolution for action at the Annual Meeting:

4 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Nick Rossi

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. Governance ratings services, including The Corporate Library and Governance Metrics International, took special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive support at the following companies (based on 2008 yes and no votes):

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in Corporate Governance.

“High Governance Risk Assessment.”

“Very High Concern” in executive pay.

•

Steven Burd was awarded 1M options in 2007. The large size of these options raised concerns over the link between executive pay and company performance given that small increases in our stock price (which can be completely unrelated to management performance) can result in large financial gains for Mr. Burd.

•	Our 2008 annual meeting was arguably held in Hawaii at 8:00 a.m. to avoid shareholders.
•	Three directors had 15 to 22 years director tenure (independence concern) and also held 4 seats on our key board committees:

Steven Burd

Paul Hazen – our Lead Director

Robert MacDonnell

•	We had no shareholder right to:

Cumulative voting.

Call a special meeting.

An independent Board Chairman.

•	Our directors also served on 5 boards rated “D’ by the Corporate Library:

Steven Burd	Kohl’s (KSS)
Paul Hazen	KKR Financial Holdings (KFN)
Mohan Gyani	Keynote Systems (KEYN) – also owns zero Safeway stock.
Frank Herringer	Charles Schwab (SCHW)
Raymond Viault	VF Corp. (VFC)
•	Yet five of our directors served on no other significant corporate boards – Experience concern.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings -

Yes on 4

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it believes that it is not in the best interests of the Company or our stockholders to enable holders of only ten percent of our outstanding Common Stock to have an unlimited ability to call special meetings for any purpose at any time.

Our Board of Directors believes that our existing rules regarding special meetings strike the appropriate balance between ensuring accountability to stockholders and enabling our Board of Directors and management to run the Company in an effective manner. Our Restated Certificate of Incorporation provides that a special meeting of stockholders may be called at any time by our Board of Directors, our Chairman of the Board of Directors, our President or by stockholders owning a majority of our issued and outstanding capital stock entitled to vote. This provision is compliant with Delaware General Corporation Law, and our Board of Directors believes that it is an appropriate corporate governance provision for a public company of our size. It allows our Board of Directors, Chairman of the Board of Directors or President, consistent with their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of the Company and our stockholders to convene a special meeting. Additionally, contrary to the statements made by the proponent in his supporting statement, our stockholders currently do have the power to convene special meetings pursuant to our Restated Certificate of Incorporation.

We maintain open lines of communication with large and small stockholders, financial analysts and stockholder advisory services regarding important issues relating to our business and governance. Stockholders are currently able to communicate directly with our Board of Directors and can use our Annual Meeting of Stockholders to communicate their concerns to management, our Board of Directors and other stockholders, including through the submission of stockholder proposals. For extraordinary matters that cannot wait until our next Annual Meeting of Stockholders, our Board of Directors, Chairman of the Board of Directors or President, who are bound by fiduciary duties to act in the best interest of stockholders, or stockholders owning a majority of our issued and outstanding capital stock entitled to vote, may call a special meeting.

Giving holders of as little as ten percent of our capital stock the unlimited power to call a special meeting opens the door to abuse and waste of corporate resources. The proposal would permit minority stockholders holding a relatively small portion of our capital stock to use the extraordinary measure of a special meeting to serve their narrow self-interest at the expense of the Company and the majority of stockholders. For example, event-driven stockholders may seek special meetings with the goal of being disruptive to our business or to propose issues that facilitate their own short-term focused exit strategies, which could be more efficiently and cost-effectively addressed at our Annual Meeting of Stockholders or through communications with management or our Board of Directors. This is a particular concern when stockholders who do not have a long-term interest in our success can temporarily borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting of stockholders. Special meetings are costly and disruptive and should occur only when either fiduciary obligations or strategic concerns require that matters be addressed expeditiously.

Enabling holders of as little as ten percent of our capital stock to call special meetings at any time, as is suggested by the proposal, could impose substantial administrative and financial burdens on the Company. Convening a special meeting of stockholders is an expensive and time-consuming event because of the legal costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of our Board of Directors and members of senior management to prepare for and conduct the meeting. Moreover, preparing and conducting a special meeting distracts senior management and our Board of Directors from their proper focus of operating our business and maximizing long-term financial returns.

Our Board of Directors believes that the Company’s existing corporate governance mechanisms and our open lines of communications with our stockholders strike the appropriate balance between ensuring accountability to stockholders and enabling our Board of Directors and management to run the Company in an effective manner. Our Board of Directors believes that the Company’s current system minimizes the costs associated with holding special meetings and ensures that such meetings are called only when they are in the best interests of the Company and our stockholders as a whole. Accordingly, our Board of Directors does not believe that approval of this proposal is necessary or advisable.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING DEATH BENEFITS

We have been notified by the AFSCME Employees Pension Plan, 1625 L Street, NW, Washington, DC 20036, which owns 3,301 shares of our Common Stock, that it intends to present the following resolution for consideration at the Annual Meeting:

RESOLVED, that shareholders of Safeway Corporation (“Safeway”) urge the board of directors’ compensation committee to adopt a policy that Safeway will not make or promise to make any “golden coffin” payments (as defined below) to its senior executives’ estates or beneficiaries. A golden coffin is defined as any (a) promised post-death payment of unearned future salary or bonus or (b) promised post-death payment of perquisites, in each case where the payment is not available to Safeway management employees generally. The policy should be implemented in a way that does not violate any existing contractual obligation of Safeway or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term Safeway shareholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, golden coffin payments – making payouts to senior executive’s beneficiaries based on salary and bonus that have not been earned by the executive prior to death and/or making post-death payments in lieu of perquisites – are not consistent with these principles. According to the 2008 proxy statement, Safeway provides a special death benefit to all named executive officers that results in a payment of four times salary if the executive dies in office or after retirement. For Chairman and CEO Steven Burd, this lump sum death payment would be $3,000,000.

Because the payment of golden coffin benefits depends on the death of the executive – and not on company performance – golden coffins sever the pay/performance link. Companies often claim that pay packages that include death benefits are designed for executive retention. But death severs any retention rationale. This basic fact led compensation consultant Steven Hall to comment “if the executive is dead, you’re certainly not retaining them.” (Mark Maremont, “Companies Promise CEOs Lavish Posthumous Payouts,” Wall Street Journal (June 10, 2008))

We believe paying unearned amounts after death to executives is not fair or reasonable compensation. National Association of Corporate Directors CFO Peter Gleason has called golden coffin payouts a “bad idea” (Nicholas Rummel, “Making Peace Between Boards and Investors” Financial Week (June 16, 2008)), while compensation consultant Alan Johnson has called them “part of the ugly, seamy side of executive compensation.” (Andrew McIlvaine, “‘Golden Coffins’ Offer Big Payouts,” Human Resource Executive Online, (July 23, 2008)) This proposal does not seek to eliminate golden coffins or similar payments that are available broadly to Safeway’ management employees.

We urge shareholders to vote FOR this proposal.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it believes that the benefits we have offered and currently offer upon the death of an executive to his or her survivors are reasonable within the overall structure of our compensation programs, are not excessive and are similar to the benefits offered by many other companies. Our Board of Directors believes that our Executive Compensation Committee must have the flexibility to exercise discretion and make decisions regarding executive compensation that are in the best interests of the Company and our stockholders.

We provide death benefits to all executives who are Senior Vice Presidents or higher under our non-qualified and unfunded defined benefit pension plans (known as the RRP). Approximately 40 of our current senior executives are eligible for the death benefit under the RRP. Pursuant to this benefit, if any of the eligible participants dies while employed as an executive (the pre-retirement death benefit), the executive’s beneficiary will receive a benefit equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. As noted earlier in this Proxy Statement, we pay for life insurance for each corporate employee (including executives) in an amount equal to two times annual salary, up to a maximum of $1 million. As a result, for almost all of our executives, the maximum benefit payable under the death benefit, after taking into account Company-provided life insurance, will be two times the executive’s base salary at the time of death, and the true maximum RRP death benefit is $3 million.

Contrary to the statement made by the proponent in its supporting statement, the post-retirement death benefit under the RRP is not four times an eligible participant’s salary. The beneficiaries of an eligible participant who retires after age 55 will be entitled to benefits at the time of the participant’s death as follows: (1) for death before age 70, the benefit is 100% of the participant’s final average annual compensation at the time the participant retired from the Company, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. The same formula applies to all participants in the RRP who are eligible for the death benefit, including the Company’s named executive officers.

In December 2008, our Board amended the death benefit under the RRP to eliminate the post-retirement death benefit for any individual below the level of Senior Vice President who is promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employee who joins the Company on or after December 15, 2008. Therefore, going forward, Company employees who become Senior Vice Presidents or higher after December 15, 2008 will be eligible for a death benefit only if the participant dies while employed by the Company. Historically, this has been a very rare occurrence. In fact, during a time period spanning more than 20 years, we have paid a death benefit to the beneficiaries of an employee who has died while employed only twice, with the aggregate payments to the two beneficiaries totaling less than $1,350,000.

The death benefits that we offer are not excessive, and many other companies afford comparable death benefit protection to their executives through similar benefit plans and the purchase of life insurance. Over a third of all companies provide a pre-retirement death benefit in addition to basic life insurance coverages, and almost 40% of retail companies provide such a benefit.

The proposal asks the Executive Compensation Committee to adopt a policy that would preclude it from offering the death benefits under the RRP (or similar death benefits) to new senior executives. However, to attract and retain a qualified and effective management team in the marketplace for executive talent, it is vital that we offer an overall compensation and benefit package that is competitive with those offered by companies with which we compete for this talent. Staying competitive in many cases requires us to adapt rapidly to fast-moving trends in the marketplace and to the circumstances of individual executive candidates. Prohibiting our Executive Compensation Committee from including benefits payable upon death in a senior executive’s overall compensation package could impair our ability to fill critical executive positions by impeding our ability to negotiate agreements or implement policies that address the competitive market, the needs of our Company and the nature of the particular situation. Our Board of Directors believes that our Executive Compensation Committee must have the flexibility to provide competitive compensation arrangements that offer benefits of all types, including those to be paid upon an executive’s death, which can be an important inducement to attract and retain executives who seek to provide economic security for their families in the event of their death. Our Board of Directors opposes this proposal because it believes that the requirements of the proposal would place us at a competitive disadvantage in attracting and retaining executive talent and that allowing our Executive Compensation Committee the flexibility to structure competitive compensation arrangements that offer benefits of all types is in the best interests of the Company and our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

GENERAL

Stockholder Proposals for 2010 Proxy Statement

Stockholder proposals for inclusion in the 2010 Proxy Statement must be received at our principal executive offices on or before November 27, 2009. In addition, all stockholder proposals for inclusion in the 2010 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. Our By-Laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 90 to 120 days prior to the first anniversary of the date of the prior year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than 120 days prior to the actual meeting date and no later than 90 days prior to the actual meeting date (or, if later, the 10th day following public disclosure of the date of the annual meeting). Such notice must set forth certain information specified in our By-Laws.

Fiscal Year 2008 Annual Report

Our Annual Report to Stockholders for the fiscal year ended January 3, 2009 is being made available along with this Proxy Statement.

By Order of the Board of Directors,

Robert A. Gordon
Secretary

Dated: March 27, 2009

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 p.m., Pacific time, on May 12, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/swy • Follow the steps outlined on the secured Web site.
Vote by telephone • Call toll-free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1. Nominees:		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Steven A. Burd	☐	☐	☐	02 - Janet E. Grove	☐	☐	☐	03 - Mohan Gyani	☐	☐	☐

	04 - Paul Hazen	☐	☐	☐	05 - Frank C. Herringer	☐	☐	☐	06 - Robert I. MacDonnell	☐	☐	☐

	07 - Kenneth W. Oder	☐	☐	☐	08 - Rebecca A. Stirn	☐	☐	☐	09 - William Y. Tauscher	☐	☐	☐

	10 - Raymond G. Viault	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2.			The Board of Directors recommends a vote AGAINST Proposals 3, 4 and 5.
	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009.	☐	☐	☐	3. Stockholder proposal requesting cumulative voting.	☐	☐	☐
				4. Stockholder proposal requesting that holders of 10% of the outstanding common stock be given the power to call special stockholder meetings.	☐	☐	☐

				5. Stockholder proposal requesting limitation on future death benefits.	☐	☐	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1 U P X	+
010FWC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Safeway Inc.	+

For the Annual Meeting - May 13, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 27, 2009, appoints Steven A. Burd and Robert A. Gordon, and each or either of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Corporate Offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Wednesday, May 13, 2009 at 1:30 p.m., Pacific time, or at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM (1), “FOR” THE PROPOSAL DESCRIBED IN ITEM (2), AND “AGAINST” THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (3), (4), AND (5), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

Safeway stockholders as of the close of business on March 16, 2009 are entitled to attend the Annual Meeting. See “Annual Meeting Admission” on page 3 of the Proxy Statement for details on admission procedures.

D	Non-Voting Items

Change of Address — Please print new address below.	Annual Report/Proxy Statement		Meeting Attendance
	Mark the box to the right if you would like to receive future delivery of proxy materials electronically.	☐	Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.	+